As filed with the Securities and Exchange Commission on September 28, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISTA GOLD CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory	98-0542444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 5, 7961 Shaffer Parkway
Littleton, Colorado
(720) 981-1185

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick H. Earnest
Chief Executive Officer
Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado 80127
(720) 981-1185

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason J. Brooks, Esq. Melanie Bradley, Esq. Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, B.C. Canada V7X 1T2	Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street Suite 400 Denver, CO 80202

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐       Accelerated filer ☒         Non-accelerated filed ☐        Small reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares to be offered for resale by Selling Securityholders	5,593,478	$20,360,259.90(1)	$2333
Common shares issuable upon the exercise of warrants by Selling Securityholders	2,499,999 (2)(3)	$8,999,996.40(4)	$1031
Common shares issuable upon the exercise of compensation warrants issued in connection with the Registrant’s July 27, 2012 private placement by Selling Securityholders	166,667 (2)(3)	$530,001.10(5)	$61
Common shares issuable upon the exercise of compensation warrants issued in connection with the Registrant’s October 22, 2010 private placement Selling Securityholders	36,957(2)(3)	$85,001.10(6)	$10
Total	8,297,101	$29,975,258.50	$3,435

(1)
Calculated pursuant to Rule 457(c) of the Securities Act based on the average $3.64 of the high $3.70 and low $3.58 trading price of the Registrant’s common shares on September 26, 2012, as quoted on the NYSE MKT.

(2)
Represents the maximum number of the Registrant’s common shares that may be issued upon the exercise of the outstanding warrants of the Registrant.  These common shares are also being registered by the Registrant for resale by current holders of the warrants.

(3)	Pursuant to Rule 416 there are also registered hereunder such indeterminate number of common shares as may be issued pursuant to anti-dilution provisions in the warrants

(4)	Calculated pursuant to Rule 457(g) of the Securities Act based upon the highest exercise price of the warrants of $3.60 per common share.

(5)	Calculated pursuant to Rule 457(g) of the Securities Act based upon the highest exercise price of the warrants of $3.18 per common share.

(6)	Calculated pursuant to Rule 457(g) of the Securities Act based upon the highest exercise price of the warrants of $2.30 per common share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion: Dated September  28, 2012

VISTA GOLD CORP.

8,297,101 COMMON SHARES

This prospectus relates to the resale from time to time by certain selling shareholders named herein (which we refer to herein as the “Selling Securityholders”) of up to an aggregate of 8,297,101 of our common shares consisting of:

(1)
5,593,478 common shares, consisting of 5,000,000 common shares issued pursuant to our July 27, 2012 private placement and 593,478 common shares issued upon exercise of compensation warrants issued to Selling Securityholders as compensation for services rendered to us in connection with our October 22, 2010 private placement;

(2)	2,499,999 common shares issuable upon the exercise of outstanding warrants issued to the Selling Securityholders in connection with our July 27, 2012 private placement;

(3)
166,667 common shares issuable upon the exercise of outstanding compensation warrants issued to certain Selling Securityholders as compensation for services rendered to us in connection with our July 27, 2012 private placement; and

(4)
36,957 common shares issuable upon the exercise of outstanding compensation warrants issued to Selling Securityholders as compensation for services rendered to us in connection with our October 22, 2010 private placement.

The common shares covered by this prospectus also include such additional number of common shares, which as of the date of this prospectus is indeterminable, that we may be required to issue upon the exercise of the warrants from time to time as a result of the anti-dilution provisions of the warrants.

We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.

We will not receive any cash proceeds from the resale of the common shares, the resale of the common shares issuable upon the exercise of the warrants, the resale of the common shares issuable upon the exercise of the 2012 Compensation Warrants or the resale of the common shares issuable upon the exercise of the 2010 Compensation Warrants by the Selling Securityholders named herein.  We may receive proceeds from the exercise of the warrants, the exercise of the 2012 Compensation Warrants or the exercise of the 2010 Compensation Warrants if any, and we will use the proceeds from any exercise for general working capital purposes.

Our common shares are listed on the NYSE MKT and the Toronto Stock Exchange under the symbol “VGZ”.  The last reported sale price of our common shares on the NYSE MKT on September 26, 2012 was $3.65 per common share and on the Toronto Stock Exchange was Cdn $3.58 per common share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _____________, 2012.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS	6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	19

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES	21

DOCUMENTS INCORPORATED BY REFERENCE	22

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	23

USE OF PROCEEDS	23

DESCRIPTION OF SECURITIES	23

SELLING SECURITYHOLDERS	24

PLAN OF DISTRIBUTION	43

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS	45

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	46

TRANSFER AGENT AND REGISTRAR	54

LEGAL MATTERS	54

EXPERTS	54

WHERE YOU CAN FIND MORE INFORMATION	55

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement which we filed with the Securities and Exchange Commission (which we refer to as the “SEC”).  The Selling Securityholders may sell the common shares held by each of them and common shares each of them may acquire upon the exercise of the Warrants, the exercise of the 2012 Compensation Warrants or the exercise of the 2010 Compensation Warrants.

This prospectus provides you with a general description of the securities the Selling Securityholders may offer.  Please carefully read this prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This prospectus may not describe these tax consequences fully.  Investors should read the tax discussion in this prospectus under the captions “Certain United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations for U.S. Residents,” and should consult their own tax advisor with respect to their own particular circumstances.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated or organized under the laws of the Yukon Territory, Canada, that some or all of our officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement and this prospectus may be residents of a foreign country, and that all or a substantial portion of our assets and said persons may be located outside the United States.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities registered hereunder.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires, references to “Vista”, “we”, “us”, “our” and the “Company” refer to Vista Gold Corp., either alone or together with its subsidiaries.

SUMMARY

The following is a summary of the principal features of the offering and is not intended to be complete. It should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus and the documents incorporated by reference herein, including the section entitled “Risk Factors”.

The Company

Vista Gold Corp. was originally incorporated on November 28, 1983 under the name “Granges Exploration Ltd.”.  In November 1983, Granges Exploration Ltd. acquired all the mining interests of Granges AB in Canada. On June 28, 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name “Granges Exploration Ltd.” and on June 9, 1989, Granges Exploration Ltd. changed its name to “Granges Inc.” On May 1, 1995, Granges Inc. and Hycroft Resources & Development Corporation were amalgamated under the name “Granges Inc.” Effective November 1, 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name “Vista Gold Corp.” Effective December 17, 1997, Vista Gold Corp. was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory). On September 22, 2006, we entered into an Arrangement and Merger Agreement with Allied Nevada Gold Corp. (which we refer to as “Allied Nevada”), Carl Pescio and Janet Pescio pursuant to which our Nevada-based mining properties and related assets were transferred to Allied Nevada and the Pescios’ interests in certain Nevada-based mining properties and related assets were transferred to Allied Nevada. Completion of the transaction occurred on May 10, 2007. Our current addresses, telephone and facsimile numbers of our offices are:

Executive Office	Registered and Records Office
Suite 5 - 7961 Shaffer Parkway Littleton, Colorado, USA 80127 Telephone: (720) 981-1185 Facsimile: (720) 981-1186	200 - 204 Lambert Street Whitehorse, Yukon Territory, Canada Y1A 3T2 Telephone: (867) 667-7600 Facsimile: (867) 667-7885

Business of the Company

We are currently engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects, which may lead to gold production.  Historically, our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of mineral resources and/or mineral reserves. In addition, we look for opportunities to improve the value of our gold projects, including through exploration drilling and re-engineering the operating assumptions underlying previous engineering work.

Beginning in 2007, our Board of Directors and management implemented the strategy of moving our more advanced projects forward through technical, engineering and feasibility studies in preparation for mine development so that production decisions could be made on those projects.

Currently, our holdings include the Mt. Todd gold project in Australia; the Guadalupe de los Reyes gold/silver project in Mexico; the Concordia gold project in Mexico; the Awak Mas gold project in Indonesia; the Long Valley gold project in California; and mining claims in Utah.  We also own approximately 27.8% of the shares of Midas Gold Corp. (which we refer to as “Midas Gold”), a company exploring for gold and developing the Golden Meadows project in the Yellow Pine – Stibnite District in Idaho. Additional information about these projects is available herein under the heading “Recent Developments” and in our Annual Report on Form 10-K for the year ended December 31, 2011, filed on Form 10-K, under “Item 2. Properties”.

On February 7, 2012, we entered into an Earn-in Right Agreement (which we refer to as the “Earn-in Right Agreement”) with Invecture Group, S.A. de C.V. (which we refer to as “Invecture”) with respect to the Concordia gold project in Baja California Sur, Mexico.  Pursuant to the terms of the Earn-in Right Agreement, Invecture has a right, exercisable by February 7, 2014 (subject to extension), to earn a 60% interest (subsequently adjusted to 62.5%) in the Concordia gold project.  See “Recent Developments” for additional information on the earn-in right agreement.

On April 6, 2011, we completed a combination (which we refer to as the “Combination”) with Midas Gold, Inc.  As part of the Combination, each of Midas Gold, Inc. and Vista Gold U.S. Inc. (which we refer to as “Vista US”), our wholly-owned subsidiary, contributed their respective interests in gold assets in the Yellow Pine-Stibnite District in

Idaho to Midas Gold.  In exchange for the contribution of its equity interests in Idaho Gold Holding Company, Vista US was issued 30,402,615 common shares in the capital of Midas Gold.  Concurrently with the Combination, Midas Gold completed a private placement of 6,129,800 common shares at a purchase price of Cdn$2.50 per share to raise gross proceeds of Cdn$15,324,500.  We purchased 1,400,000 common shares through the private placement for an aggregate purchase price of Cdn$3,500,000. On July 14, 2011, Midas Gold completed an initial public offering, issuing 13,930,855 common shares and Midas Gold common shares began trading on the Toronto Stock Exchange under the symbol “MAX”. In total we hold 31,802,615 Midas common shares representing as at September 4, 2012 approximately 27.8% of the issued and outstanding Midas Gold Shares.  Our Midas common shares are currently subject to certain contractual restrictions on sale or transfer, which expire July 14, 2013.

We do not produce gold and do not currently generate operating earnings. Through fiscal 2011, funding to acquire and explore gold properties and to operate our business has been principally acquired through an equity financing (consisting of a public offering of common shares).  We expect to continue to raise capital through additional equity and/or debt financings, and through the exercise of stock options and warrants.

Recent Developments

Concordia Gold Project – Earn-in Right Agreement

On February 7, 2012, we entered into the Earn-in Right Agreement with Invecture with respect to our Concordia gold project in Baja California Sur, Mexico.

We hold the Concordia gold project through our wholly-owned, Mexican subsidiary, Desarrollos Zapal, S.A. de C.V. (which we refer to as “DZ Mexico”).  Under the terms of the Earn-in Right Agreement, Invecture made a non-refundable payment of US$2.0 million in exchange for the right to earn a 60% interest (subsequently adjusted to 62.5%) in DZ Mexico (which we refer to as the “Earn-in Right”).  The Earn-in Right will expire if not exercised by February 7, 2014, subject to extension in certain circumstances (which we refer to as the “Earn-in Period”).  The Earn-in Right Agreement provides that during the Earn-in Period, Invecture will, at its sole expense, manage and operate the Concordia gold project and will undertake all commercially reasonable efforts to obtain the Change of Forest Land Use Permit (which we refer to as the “CUSF”) and the Authorization of Environmental Impact which are required to develop the Concordia gold project.

The Agreement provides that the exercise of the Earn-in Right by Invecture is conditional upon, among other things: (i) receipt of the CUSF and the Authorization of Environmental Impact; (ii) the completion of a feasibility report on the Concordia gold project, which updates the existing feasibility report with respect to costs; (iii) Invecture funding the Concordia gold project during the Earn-in Period; and (iv) Invecture making an additional payment of US$20.0 million to DZ Mexico, which amount will be used to repay intercompany loans owed by DZ Mexico to Vista.

During the Earn-in Period and subject to the terms of the Earn-in Right Agreement, we will hold 40% of the DZ Mexico shareholder voting rights.  The remaining 60% of the DZ Mexico shareholder voting rights will be held in a trust that will be instructed by our representatives and Invecture’s representatives.  Upon Invecture’s exercise of the Earn-in Right, we will continue to hold a 40% interest (subsequently adjusted to 37.5%) in DZ Mexico and the Concordia gold project.

As part of the Earn-in Right Agreement, we granted Invecture the option to cause DZ Mexico to acquire the mill equipment, which we had acquired for the Concordia gold project in 2008, for US$16.0 million plus certain storage, insurance and transportation costs and any applicable taxes. Notice of the intent to exercise this option is must be given no later than February 7, 2013.

Vista Mt. Todd  Feasibility Study Update

On March 30, 2012, we announced that due to a longer than expected process to finalize capital and operating costs for the process facility, the release of a definitive feasibility study for our Mt. Todd gold project would not occur until the middle of the second quarter of 2012.

Filing of Canadian Final Short Form Base prospectus and Effectiveness of Shelf Registration Statement

On April 19, 2012, we announced that we had filed a final short form base shelf prospectus with certain Canadian securities regulators and that our shelf registration statement filed on Form S-3 filed with the United States Securities and Exchange Commission was brought effective (collectively with the base shelf prospectus, the “Offering Documents”).  The Offering Documents allow us to make offerings of common shares, warrants, subscription receipts or units for aggregate proceeds of up to $200 million during the next three years to potential purchasers in the United States, and during the next 25 months to potential purchasers in each province and territory of Canada (other than Quebec).

Appointment of Chief Financial Officer

On May 29, 2012, we announced that John F. Engele was appointed to serve as our Senior Vice President-Chief Financial Officer.  In connection with Mr. Engele’s appointment, we also announced that concurrently with Mr. Engele’s appointment, Ms. Terri Eggert resigned as our Interim Chief Financial Officer.

Vista Mt. Todd Feasibility Study Scope Revision

On June 5, 2012, we announced that we were revising the scope of the definitive feasibility study for our Mt. Todd gold project to incorporate the increased throughput rate of the processing facility, the new resource estimate from the ongoing drill program and the results from the heap leach testing programs.

On September 4, 2012, we announced an updated mineral resource estimate from our ongoing resource conversion drilling program at the Mt. Todd gold project.  The drilling program is ongoing and new results are expected to be included in a further updated resource estimate that will be the basis for the definitive feasibility study, which we expect to release in early 2013

$15,000,000 Unit Offering

On July 27, 2012, we closed of a private placement of units.  We completed the sale of 5,000,000 units for gross proceeds of $15,000,000.  Each unit consists of one common share and one-half of one Warrant.  Each full Warrant entitles the holder thereof to purchase one share common share at a price of $3.60 until July 27, 2014.  In connection with the private placement, we paid cash commissions in the aggregate of $500,000 and issued a total of 166,667 2012 Compensation Warrants to finders that provided services in respect of subscriptions for 3,333,333 units.  Each 2012 Compensation Warrant entitles the holder to thereof to purchase one common share at a price of $3.18 until July 27, 2014.

The Offering

Securities offered by the Selling Securityholders
8,297,101 of our common shares consisting of:

(1) 5,593,478 common shares held by the Selling Securityholders;

(2) 2,499,999 common shares issuable upon the exercise of the Warrants held by the Selling Securityholders;

(3) 166,667 common shares issuable upon the exercise of the 2012 Compensation Warrants held by the Selling Securityholders; and

(4) 36,957 common shares issuable upon the exercise of the 2010 Compensation Warrants held by the Selling Securityholders.

Use of Proceeds
We will not receive any proceeds from the resale by the Selling Securityholders of the common shares, common shares issuable upon the exercise of the Warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants, and common shares issuable upon the exercise of the 2010 Compensation Warrants.  All such proceeds will be received by the respective Selling Securityholders.  However, we may receive proceeds from the exercise of the Warrants, the exercise of the 2012 Compensation Warrants or the exercise of the 2010 Compensation Warrants, if any, and we will use any proceeds for general working capital purposes.

NYSE MKT and TSX Symbol	Our common shares are listed on the NYSE MKT and the Toronto Stock Exchange under the symbol “VGZ”.
Risk Factors
Before investing in the common shares, the common shares issuable upon the exercise of the Warrants, the common shares issuable upon the exercise of the 2012 Compensation Warrants and the common shares issuable upon the exercise of the 2010 Compensation Warrants, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus.

Tax Considerations
Purchasing the common shares, the common shares issuable upon the exercise of Warrants, the common shares issuable upon the exercise of the 2012 Compensation Warrants and the common shares issuable upon the exercise of the outstanding 2010 Compensation Warrants may have tax consequences in the United States and Canada. This prospectus may not describe these consequences fully. Investors should read the tax discussion in this prospectus and consult with their tax advisor. See the sections entitled “Certain United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Consideration for U.S. Residents” in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Prospective investors in a particular offering of securities should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated by reference herein before investing in our securities.  If any of the following risks actually occurs, our business could be materially harmed.  Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

We cannot be certain that our acquisition, exploration and development activities will be commercially successful or that any transaction we enter into will maximize the realization of the market value of our assets.

We currently have no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish mineral reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot be assured that any mineral reserves or mineral resources acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.  In addition, we have entered, may in the future enter, into agreements with third parties to realize the market value of certain of our assets.  There is no assurance that transactions resulting from such agreements will maximize or realize the market value of our assets.

We have no history of producing metals from our current mineral properties and limited recent experience with producing mines; there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

We have no history of producing metals from our current mineral properties.  We do not produce gold and do not currently generate operating earnings.  While we seek to move the Mt. Todd gold project into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

●	the timing and cost, which are considerable, of the construction of mining and processing facilities;

●	the ability to find sufficient gold reserves to support a profitable mining operation;

●	the availability and costs of skilled labor and mining equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance construction and development activities;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

●	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of our properties.  It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up.  In addition, management of Vista will need to be expanded.  This could result in delays in the commencement of mineral production and increased costs of production.  Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

We have a history of losses and may incur losses in the future.

We have incurred losses in all periods since inception, except for the year ended December 31, 2011, and may incur net losses in the future.  We reported the following earnings/(losses) from operations during each of the following periods:

●	approximately $51 million for the year ended December 31, 2011;

●	approximately ($20 million) for the year ended December 31, 2010; and

●	approximately ($6 million) for the year ended December 31, 2009.

We had an accumulated deficit of approximately $264 million as at December 31, 2011 and $315 million and $295 million as at December 31, 2010 and December 31, 2009, respectively.  Additionally, we had negative cash flows from our operating activities of $25 million for the year ended December 31, 2011.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generate sufficient revenues to fund continuing operations.  We have committed and plan to continue to commit substantial capital and other resources to the ongoing development of the Mt. Todd gold project.  The amount and timing of future expenditures will depend on a number of factors, including, but not limited to, the progress of ongoing development and operations, permitting matters, the timing of development, the costs of production, the commercial viability of production and other factors, some of which are beyond our control.  We cannot assure investors that we will ever achieve profitability.

Feasibility study results and preliminary assessment results are based on estimates that are subject to uncertainty.

Feasibility studies are used to determine the economic viability of a deposit, as are pre-feasibility studies and preliminary assessments. Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs. Generally accepted levels of confidence are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary assessments. These levels reflect the levels of confidence that exist at the time the study is completed. While these studies are based on the best information available to us for the level of study, we cannot be certain that actual costs will not significantly exceed the estimated cost. While we incorporate what we believe is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a mineral deposit is based on many factors that are subject to uncertainty.

Many factors are involved in the determination of the economic viability of a mineral deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and estimates of future gold prices. Resource estimates are based on the assay results of many intervals from many drill holes and the interpolation of those results between holes. Mineral reserve estimates may be materially affected by metallurgical, environmental, permitting, legal title, socio-economic factors, marketing, political and other factors. There is no certainty that metallurgical recoveries obtained in bench scale or pilot plant scale tests will be achieved in commercial operations. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, anticipated tonnage of waste rock to be mined, the configuration of the orebody, ground and mining conditions, hardness and abrasiveness of the ore, expected recovery rates of the gold from the ore and anticipated environmental and regulatory compliance costs. Each of these factors involves uncertainties and as a result, we cannot give any assurance that our development or exploration projects will become operating mines. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change as the result of changing commodity and supply costs. If a mine is developed, actual operating results may differ from those anticipated in a feasibility study.

We require certain governmental authorizations and permits for our business, including our development plans and operating activities.  We could incur substantial costs or disruptions to our business if we cannot obtain, renew or maintain the necessary authorizations and permits.

A major risk inherent in our business is the requirement to obtain authorizations and permits from governmental authorities.  Delays in obtaining authorizations or permits, failure to obtain an authorization or permit or receipt of an authorization or permit with unreasonable conditions or costs could have a material adverse effect on our ability to develop one or more of our gold projects, including, but not limited to, the Mt. Todd gold project.  The failure to obtain necessary permits could result in an impairment and write down of the carrying value of our projects.

As we proceed with development at the Mt. Todd gold project, we may experience delays in the commencement of construction due to delays in receiving any required permits.  There can be no assurance whether or when construction at the Mt. Todd gold project will commence.  If we are unable to acquire the necessary permits for construction and mining at the Mt. Todd gold project, then we will not have mineral reserves under SEC Industry Guide 7 or Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”), which would significantly reduce the market value of the Concordia gold project and could result in an impairment and write down of the carrying value of the project.

We depend on the issuance of certain permits for the exploration activities at the Guadalupe de los Reyes gold/silver project.  There can be no assurance that we will obtain the additional permits for drilling.  If we are unable to acquire the necessary permits, then we may not be able to advance the project to more detailed levels of technical and economic evaluation

We are awaiting receipt of certain permits needed before construction can begin at the Concordia gold project. We continue to experience delays in the commencement of construction on the Concordia gold project due to delays in receiving the required permits.  There can be no assurance of whether or when construction at the Concordia gold project will commence.  If we (whether itself or through Invecture as part of Invecture’s exercise of the Earn-in Right) are unable to acquire the required permits to mine the Concordia gold project, then the Concordia gold project will not have mineral reserves under SEC Industry Guide 7 or NI 43-101, which would significantly reduce the market value of the Concordia gold project and could result in an impairment and write down of the carrying value of the project.

Potential development at the Mt. Todd gold project depends, in part, on obtaining a positive definitive feasibility study.

We have engaged independent consultants to prepare a definitive feasibility study on the Mt. Todd gold project.  There can be no assurance that the results of the definitive feasibility study will be positive or that such study will be completed when expected.  If the results of the definitive feasibility study are positive, we may be unable to raise sufficent capital required to construct a mine at the Mt. Todd gold project (see “We may be unable to raise additional capital on favorable terms” below).

There may be delays in commencement of construction on the Mt. Todd gold project.

Delays in commencement of construction could result from delays in receiving the required governmental permits or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants; availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction on the Mt. Todd gold project. There can be no assurance whether or when construction at the Mt. Todd gold project will commence or that the necessary personnel, equipment or supplies will be available to us if and when construction is commenced. If we are unable to acquire permits to mine the property, then we will have no reserves under SEC Industry Guide 7 and NI 43-101, which could result in a significantly reduced market value of the Mt. Todd gold project and an impairment and write down of the carrying value of the project.

There may be delays in commencement of construction on the Concordia gold project.

Delays in commencement of construction could result from delays in receiving the required governmental permits, including permits related to the construction of the desalination plant, pipeline, power line; or widening of the public access road; or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants, availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which Invecture depends, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction on the Concordia gold project. There can be no assurance whether or when construction on the Concordia gold project will commence or that the necessary personnel, equipment or supplies will be available to Invecture if and when construction is commenced. If Invecture is unable to acquire permits to mine the property, then we will have no reserves under SEC Industry Guide 7 and NI

43-101, which would significantly reduce the market value of the Concordia gold project and could result in an impairment and write down of the carrying value of the project.

We require the authorization of the Ejido (communal landowners) for access to the surface land in the area of Guadalupe de los Reyes gold/silver project.

We presently have a two-year contract with the Ejido that owns the land in the Guadalupe de los Reyes gold-silver project to have un-restricted access to the surface for the purpose of undertaking exploration activities.  Delays in re-negotiating or agreeing to a new contract would delay any planned exploration or development activities related to the project.

There may be delays in commencement of construction on the Concordia gold project.

Delays in commencement of construction could result from delays in receiving the required governmental permits, including permits related to the construction of the desalination plant, pipeline, power line; or widening of the public access road; or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants, availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants, Invecture or other persons on which we depend, or lack of availability of required equipment, or delay at or failure to receive required governmental approvals, could delay or prevent commencement of construction at the Concordia gold project. There can be no assurance of whether or when construction at the Concordia gold project will commence or that the necessary personnel, equipment or supplies will be available if and when construction is commenced. If we (whether itself or through Invecture as part of Invecture’s exercise of the Earn-in Right) are unable to acquire permits to mine the property, then the Concordia gold project will have no reserves under SEC Industry Guide 7 and NI 43-101, which would significantly reduce market value of the Concordia gold project and could result in an impairment and write down of the carrying value of the project.

Failure to secure permits for the Mt. Todd gold project could negatively impact our mineral reserves.

We have not received all of the governmental permits for the Mt. Todd gold project. There are many variables and uncertainties involved throughout the permitting process and approval is not guaranteed. If we are unable to secure all necessary permits, Australian law will prohibit us from mining the Mt. Todd gold project and, accordingly, we will have no reserves at the Mt. Todd gold project under SEC Industry Guide 7 and NI 43-101, which would significantly reduce the market value of the Mt. Todd gold project and could result in an impairment and write down of the carrying value of the project.

There may be delays in obtaining the CUSF for the Concordia gold project.

Our initial CUSF application was dismissed on administrative grounds by SEMARNAT.  Specifically, SEMARNAT dismissed the CUSF application, without a review of our substantive merit, for the alleged failure by our Mexican subsidiary, Desarrollos Zapal S.A. de C.V., to provide certain information and satisfy procedural requirements.  Invecture is currently working to clarify SEMARNAT’s specific requirements.  Invecture intends to make the appropriate amendments and re-file a new CUSF application.  The CUSF is required before Invecture can commence construction of the Concordia gold project.  Amending and resubmitting the CUSF application for review by SEMARNAT will cause unknown delays in the commencement of the Concordia gold project.  There are many variables and uncertainties involved throughout the CUSF application approval process, which could further delay the application and therefore further delay commencement of the Concordia gold project.

Increased costs could affect our financial condition.

We anticipate that costs at our projects, including the Mt. Todd gold project, Guadalupe de Los Reyes gold/silver project, Concordia gold project and Awak Mas gold project, as well as other properties that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the mineral deposit. In addition, costs are affected by the costs of labor and the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any project could have a significant effect on our profitability and could result in an impairment charge.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We have entered into, and may enter into, joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of properties in which we have an interest.  Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions, such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions, which could lead to a deadlock in the operations of the joint venture or partnership.  Further, we may be unable to exert control over strategic decisions made in respect of such properties.  Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance and cash flows.

We rely on third parties to fulfill their obligations under agreements, which may not be successful, and non-managed projects may not comply with our standards or meet our objectives.

We have entered into agreements with Awak Mas Holdings Pty. Ltd. (“Awak Mas Holdings”) pursuant to which Awak Mas Holdings has an option to acquire up to an 80% beneficial interest in the Awak Mas gold project.  In addition, we have granted Invecture the right to earn a 62.5% interest in the Concordia gold project.  We may enter into similar arrangements with respect to our properties in the future.  Awak Mas Holdings currently operates the Awak Mas gold project and Invecture currently operates the Concordia gold project.  Although we have sought to protect our interests in relation to our arrangements with Awak Mas Holdings and Invecture, these transactions necessarily involve special risks.  Whether or not we hold majority interest or maintain operational control in the projects we hold an interest in, our partners may (i) have economic or business interests or goals that are inconsistent with or opposed to ours, (ii) exercise veto rights so as to block actions that we believe to be in the best interests of the project, (iii) take action contrary to our policies or objectives with respect to our investments, or (iv) as a result of financial or other difficulties, be unable or unwilling to fulfill their obligations under the joint venture, option, earn-in right or other agreements, such as contributing capital for the expansion or maintenance of projects.  Where projects and operations are controlled and managed by our partners, we may provide expertise and advice, but we have limited control with respect to compliance with our standards and objectives.  Improper management or ineffective policies, procedures or controls could adversely affect the value of the related non-managed projects and operations and, by association, damage our reputation and thereby harm our operations, value of assets and access to new assets.

In addition, the exploration and development of our projects (including Awak Mas and Concordia gold projects) require substantial additional financing.  If Awak Mas Holdings, Invecture or any of our other partners are unable to satisfy the funding obligations under their respective agreements with us, we will have to raise funds from external sources in order to maintain and advance our projects.  See “We may be unable to raise additional capital on favorable terms”.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes the potential to make targeted acquisitions.  Any acquisition that we may make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks.  Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our operations.  Any acquisitions would be accompanied by risks.  For example, there may be significant decreases in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material mineral deposit may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have undisclosed liabilities that may be significant.  If we choose to use equity securities as consideration for such an acquisition, existing shareholders may be diluted.  Alternatively, we may choose to finance any such acquisition with our existing resources.  There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The issuance of additional common shares may negatively impact the trading price of our securities.

We have issued equity securities in the past and may continue to issue equity securities to finance our activities in the future, including to finance future acquisitions, or as consideration for acquisitions of businesses or assets.  In addition, outstanding options, restricted stock units, warrants and broker warrants to purchase common shares may be exercised; and, restricted stock units may vest resulting in the issuance of additional common shares.  The issuance by us of additional common shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our securities.

The price of our securities may fluctuate and may result in losses to investors.

The trading price of common shares have been and may continue to be subject to large fluctuations, which may result in losses to investors. The high and low intraday sale prices of common shares, respectively, on the NYSE MKT were $3.38 and $1.16 in 2009; $3.45 and $1.30 in 2010 and $4.59 and $2.39 in 2011 and on the TSX were Cdn$3.63 and Cdn$1.40 in 2009; Cdn$3.59 and Cdn$1.33 in 2010 and Cdn$4.55 and Cdn$2.40 in 2011. The high and low intraday sales prices of common shares, respectively, on the NYSE MKT were $3.70 and $3.58 and on the TSX were Cdn$3.63 and Cdn$3.53 on September 26, 2012. The trading price of thecommon shares may increase or decrease in response to a number of events and factors, including:

●	material events in our business;

●	trends in the gold mining industry and the markets in which we operate;

●	changes in the price of gold;

●	changes in financial estimates and recommendations by securities analysts;

●	acquisitions and financings;

●	global and regional political and economic conditions and other factors;

●	general stock market conditions;

●	the operating and share performance of other companies that investors may deem comparable to us; and

●	purchases or sales of blocks of the common shares.

Any one, or a combination of, these factors may adversely impact the price of the common shares regardless of our operating performance.

We have never declared dividends.

We have never declared or paid any dividends on the common shares.  Currently, we intend to retain pour earnings, if any, to finance the growth and development of the business and do not expect to pay dividends or to make any other distributions in the foreseeable future, which may limit the way in which investors may realize any returns on their investment.

We cannot be certain that the market price of securities held by us will be sustained or increased.

Our investments in securities of other public companies (including our investment in Midas Gold) are subject to volatility in the share prices of such companies.  There can be no assurance that an active trading market for any of the subject shares is sustainable.  The trading prices of the subject shares could be subject to wide fluctuations in response to various factors beyond our control, including success or failure of exploration and development activities, quarterly variations in the subject companies’ results of operations, changes in earnings, if any, estimates made by analysts, conditions in the industry of such companies and macroeconomic developments in North America and globally, currency fluctuations and market perceptions of the mining industry.  Such market fluctuations could adversely affect the market price of our investments and the value that we could realize on such investments.

Our continuing historical reclamation obligations at the Mt. Todd gold project and our reclamation requirements on our other properties could require significant additional expenditures.

We could be responsible for the reclamation obligations related to previous disturbances located on all of our properties, including the Mt. Todd gold project.  The Mt. Todd site was not reclaimed when the original mine closed and as a result, the waste dumps and heap-leach pad require ongoing care and maintenance.  We provide that care and maintenance, but will not be responsible for the environmental liability resulting from previous operations until we make the decision to re-open the mine and have received the appropriate permits. The reclamation obligations of the historic operations involve substantially the same areas that we would be required to reclaim, if we were to undertake a proposed operation on the property. The obligation therefore would not necessarily involve a substantially greater obligation than we would assume for our own proposed operations. The award of the permits to us would require an agreement by us to provide a bond in a form satisfactory to the Northern Territory Government that would cover the expense of the reclamation of the property. The satisfaction of any bonding requirements and continuing or future reclamation obligations on our properties will require a significant amount of capital.  There is a risk that we will be unable to fund these historical and future reclamation requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration or development activities on such properties, including at the Mt. Todd gold project.  Such events could have a material adverse effect on the market value of the Mt. Todd gold project, our results of operations, financial performance and cash flows.

Historical production of gold at our Mt. Todd gold project may not be indicative of the potential for future development or revenue.

The Mt. Todd gold project was an operating mine in the late 1990s.  Based on a review of project files, we believe that approximately 27.1 million short tons grading 0.031 gold ounces per ton and containing 826,000 ounces of gold were extracted between 1996 and the termination of mining in 2000.  Processing was by a combination of heap-leach production from oxide ore and cyanidation of sulfide ore.  The remaining mineralization consists of sulfide mineralization lying below and along strike of the existing open pit.  Historical production of gold from the Mt. Todd gold project may not be indicative of the potential for future development of the property.  Due to the uncertainties associated with exploration and development, including variations in geology and structure, there is no assurance that our development efforts will be successful or that prior operating results are reflective of additional or economically developable deposits.  Investors in our securities should not rely on historical operations as an indication that our mining properties will be placed into commercial production again or that such properties will produce revenues or be profitable.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of our mining properties.

We have obtained permits and water rights that we currently use to service the activities on our various properties and we plan to obtain all required permits and water rights to serve other properties we may develop or acquire in the future.

However, the amount of water that we are entitled to use pursuant to our water rights must be determined by the appropriate regulatory authorities in the jurisdictions in which we operate.  Such regulatory authorities may amend the regulations regarding such water rights, increase the cost of maintaining such water rights or eliminate our current water rights, and we may be unable to retain all or a portion of such water rights.  In addition, water at the Mt. Todd gold project is expected to be provided from a raw water dam and reservoir.  Drought or drought-like conditions in the area feeding the reservoir could limit or extinguish this water supply.  Accordingly, there is no assurance that we will have access to the amount of water needed to explore or develop our properties or to operate a mine at our properties, which may prevent us from generating revenue, and which could materially adversely affect our financial condition and cash flows.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have a material adverse affect on our business prospects, financial condition and results of operation.

We do not insure against all risks to which we may be subject in our planned operations.

We do not maintain insurance to cover all of the potential risks associated with our operations or future operations.  We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all.  Insurance coverage may not continue to be available, or may not be adequate to cover all liabilities.  We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production that we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our properties.  A significant loss or liability could force us to reduce or terminate our operations on a specific project or altogether.

If we fail to hire and retain our key personnel, it may have an adverse effect on our operations.

We depend on a number of key personnel, including Frederick H. Earnest, the Chief Executive Officer of Vista, and John W. Rozelle, Senior Vice President.  We rely heavily on these individuals for the conduct of our business.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers.  The loss of any one of these personnel could have an adverse effect on our operations.  We have employment contracts with each of these key personnel.  We do not have key man life insurance.

Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees.  Although we have done so in the past and expect to do so in the future, we cannot assure you that we will be successful in attracting and retaining skilled and experienced personnel.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flows.

Our principal assets are mineral reserves and mineral resources, cash, certain mill equipment and the Midas Gold Shares.  We may attempt to acquire additional properties containing mineral reserves and mineral resources.  The price that we pay to acquire these properties would be, in large part, influenced by the price of gold at the time of the acquisition. The value of these properties, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control, including, but not limited to, international, economic and political trends; expectations of inflation; currency exchange fluctuations; central bank activities; interest rates; global or regional consumption patterns, mine and recycle supply and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to be insured against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Calculations of mineral reserves and of mineral resources are estimates only, subject to uncertainty due to factors, including metal prices, estimated operating and capital costs, inherent variability of the ore and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until mineral reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral reserves and ore may vary depending on metal prices, capital and operating costs. Estimates of mineral resources are subject to uncertainty as well. The estimating of mineral reserves and mineral resources is a subjective process and the accuracy of such estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any reserve or resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from our estimates. Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates of mineral reserves or mineral resources. Any material change in the quantity of mineral reserves, mineral resources, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our exploration and development operations are subject to environmental regulations, which could result in us incurring additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We are currently subject to U.S. federal and state government environmental regulations with respect to our project in California in the United States. We are also currently subject to environmental regulations with respect to our properties in Australia, Mexico and Indonesia.

U.S. Federal Laws

The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement (“EIS)” prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project we undertake.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property.  Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources, such as trucks and heavy construction equipment, that are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities who release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property.  We cannot predict the potential for future CERCLA liability with respect to our U.S. properties.

California Laws

A new mining operation in California, such as the Long Valley gold project which is on federal unpatented mining claims within a National Forest, requires various federal, state and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Also required would be a Plan of Operations/Reclamation Plan, and permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If the Long Valley gold project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a “backfilling law” requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While we have determined that the geometry of the Long Valley gold project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on our financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Australia Laws

Mineral projects in the Northern Territory are subject to Australian federal and Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials. As with all mining projects, the Mt. Todd gold project would be expected to have a variety of environmental impacts should development proceed. We are required under Australian laws and regulations (federal, state and territorial) to acquire permits and other authorizations before the Mt. Todd gold project can be developed and mined. In Australia, environmental legislation plays a significant role in the mining industry. Various environmental documents, such as the EIS over the Mt. Todd gold project, covering studies on inter alia, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, etc., must be prepared and submitted to the Northern Territory Minister For Natural Resources, Environment and Heritage and the Australian Government Minister For Sustainability, Environment, Water, Population and Communities for approval.

The preparations of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents). We have entered into an agreement with the Northern Territory relating to environmental and rehabilitation issues. We must also comply with Aboriginal heritage legislation requirements, which require heritage survey work to be undertaken prior to the commencement of mining operations. All these conditions may result in the occurrence of significant production costs and may delay the production activity of the Mt. Todd gold project.

These conditions could frustrate investors seeking certainty in their investments and as a result, we may incur costs and time to manage any issues that may arise and that could possibly affect the overall mining activity of the Mt. Todd gold project.

Mexico Laws

We are required under Mexican laws and regulations to acquire permits and other authorizations before the Guadalupe de los Reyes gold/silver project or the Concordia gold project can be developed and mined. Since the passage of Mexico’s 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, the North American Free Trade Agreement requirements for regulatory standards in Mexico equivalent to those of the United States and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of the Mexican Secretariat of the Environment and Natural Resources (which we refer to as “SEMARNAT”).

There can be no assurance that we will be able to acquire the necessary permits or authorizations on a timely basis to complete evaluation activities or to place the Guadalupe de los Reyes gold/silver project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Guadalupe de los Reyes gold/silver project or delay the start of production. The most significant environmental permitting requirements, as they relate to the Guadalupe de los Reyes gold/silver project, are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Guadalupe de los Reyes gold/silver project is found to not be in compliance with any of these requirements, we could incur significant compliance costs, or might have to delay the start of production.

While we believe that we have or we or Invecture will be able to obtain the necessary permits to place the Concordia gold project into production, there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis.  Delays in acquiring any permit, authorization or updates could increase the development cost of the Concordia gold project, or delay the start of production. The most significant environmental permitting requirements, as they relate to the Concordia gold project, are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials.  In order to exercise its earn-in right, Invecture will need to obtain such reports on environmental impact. There is no certainty that Invecture will be successful or that it will meet the conditions necessary to exercise its earn-in right with respect to the Concordia gold project.  If the Concordia gold project is found to not be in compliance with any of these requirements, we could incur significant compliance costs, or might have to delay the start of production.

Indonesia Laws

We are required under Indonesian laws and regulations to acquire permits and other authorizations before our Indonesian mining project, the Awak Mas gold project, can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents, such as the analysis of environmental impact (“AMDAL”) concerning the Awak Mas gold project, covering studies on inter alia, air, water, land, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval. In addition, we are also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas gold project.

Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause us to be subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of our business license and the contract of work that we have with the Indonesian government.

As well, from time to time, the implementation of the regional autonomy law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations that apply nationally. As a result, we may incur cost and time to manage any issues that may arise and that could possibly affect the overall mining activity of the Awak Mas gold project.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on the price of our securities.

We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including Canadian securities regulatory authorities, the SEC, the NYSE MKT, the TSX and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Act. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our receipt of future payments in connection with our disposal of the Amayapampa gold project is subject to uncertainty.

In April 2008, we announced the disposal of our wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Limited (“Republic”). Vista Gold Antigua indirectly held our interest in the Amayapampa gold project in Bolivia. Under the terms of the transaction, Republic agreed to pay us $3.0 million in three equal payments of $1.0 million. The first of these payments is due and payable upon the start of commercial production at Amayapampa, followed by $1.0 million payments on each of the first and second anniversaries of the start of commercial production. In addition, Republic has agreed to pay us a net smelter return royalty on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce.  In February 2012, Republic reported that it had suspended activities at the Amayapampa gold project.

The Amayapampa gold project is not currently in production and we cannot assure that the project will ever become a producing mine or, if production is commenced at the mine, the timing and amounts for any such production. Further, having disposed of the Amayapampa gold project, we have no control over the development of the project. Depending on whether and when production commences at Amayapampa and levels of production achieved, receipt by us of the future payments contemplated by the purchase and sale agreement for the Amayapampa gold project is subject to uncertainty.  Finally, at this time it is uncertain whether Republic will advance the Amayapampa gold project.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We may be unable to raise additional capital on favorable terms, if at all.

The exploration and development of our properties, specifically the construction of mining facilities and commencement of mining operations, require substantial additional financing. Significant capital investment is required to achieve commercial production from each of our properties. We will have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms, and, if additional financing is not available, we may have to substantially reduce or cease our operations.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies. Michael B. Richings and Frederick H. Earnest are each a director of Midas Gold.  John Clark is a director of Crown Point Ventures and MarketVision Direct Inc.  C. Thomas Ogryzlo is a director of Aura Minerals Inc. and Baja Mining Corp.  W. Durand Eppler is director of Augusta Resource Corporation, Golden Minerals Company, Plata Latina Minerals Corporation and Frontier Mining Limited. Tracy Stevenson is the non-executive chairman and a director of Quaterra Resources Inc. and a director of Ivanhoe Mines Ltd.  These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict at a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which any directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all Yukon

Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to the title in our mineral properties.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

Our property interests in Mexico and Indonesia are subject to risks from political and economic instability in those countries.

We have property interests in Mexico and Indonesia that may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to, military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. In addition, changes in mining or investment policies or shifts in political attitude in Mexico or Indonesia may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

Our financial position and results are subject to fluctuations in foreign currency values.

Because we have mining exploration and evaluation operations in North America and in Australia and Indonesia, we are subject to foreign currency fluctuations, which may materially affect our financial position and results. We do not engage in currency hedging to offset any risk of currency fluctuations.

We measure and report our financial results in U.S. dollars. We have mining projects in the United States, Australia, Mexico and Indonesia, and we are looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

Currently all our material transactions in Australia, Mexico and Indonesia are denominated in U.S. dollars. However, if we were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

We are likely a “passive foreign investment company”, which will likely have adverse U.S. federal income tax consequences for U.S. shareholders.

U.S. shareholders of the common shares should be aware that we believe Vista was classified as a passive foreign investment company (“PFIC”) during the taxable year ended December 31, 2011, and based on current business plans and financial projections, management believes there is a significant likelihood that Vista will be a PFIC during the current taxable year.  If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of common shares, or any so-called “excess distribution” received on their common shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective “qualified electing fund” (“QEF Election”) or a “mark-to-market” election with respect to the common shares.  A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of the net capital gain and ordinary earnings for any year in which Vista is PFIC, whether or not we distribute any amounts to our shareholders.  However, U.S. shareholders should be aware that there can be no assurance that we will satisfy record keeping requirements that apply to a QEF Election, or that we will supply U.S. shareholders with information that such U.S. shareholders require to report under the QEF Election rules, in event that Vista is a PFIC and a U.S. shareholder wishes to make a QEF Election.  Thus, U.S. shareholders may not be able to make a QEF Election with respect to their common shares.  A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the common shares over the taxpayer’s basis therein.  This paragraph is qualified in its entirety by the discussion below under the heading “Certain U.S. Federal Income Tax Considerations.”  Each U.S. shareholder should consult his or her own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the common shares.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.

We are a Canadian corporation and certain of our directors are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of Vista, are located outside the United States. As a result, it may be difficult or impossible for an investor:

●
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and us; or

●	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and us.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents that are incorporated by reference as set forth under “Documents Incorporated By Reference”, contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” under Canadian securities laws, that are intended to be covered by the safe harbor created by such legislation.  All statements, other than statements of historical facts, included in this prospectus, and documents incorporated herein by reference and filed with the SEC and with securities commissions and other similar authorities in Canada that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, such things as those listed below:

●	proposed use of proceeds from our private placement completed in October 2010, our public offering completed in April 2011 and our private placement completed in July 2012;

●	estimates of future operating and financial performance;

●	potential funding requirements and sources of capital;

●	the timing, performance and results of feasibility studies;

●	plans and anticipated effects of the holding of approximately 27.8% of the issued and outstanding shares of Midas Gold;

●	timing and receipt of required land use, environmental and other permits for the Concordia gold project and timing for completion of drilling and testing programs at the Concordia gold project;

●	timing and outcome for the amendment to our application for the CUSF for the Concordia gold project and the anticipated re-filling of the application with the SEMARNAT;

●	capital and operating cost estimates for the Concordia gold project and anticipated timing for the commencement of construction at the Concordia gold project;

●	definitive feasibility study and resource estimate results at the Mt. Todd gold project;

●	exploration, resource estimate and preliminary assessment results at the Guadalupe de los Reyes gold-silver project;

●	future business strategy, competitive strengths, goals and expansion and growth of our business;

●	our potential status as a producer;

●	plans and estimates concerning potential project development, including matters such as schedules, estimated completion dates and estimated capital and operating costs;

●	estimates of mineral reserves and mineral resources; and

●	Invecture’s success in meeting the exercise conditions of the Earn-in Right Agreement.

Forward-looking statements and forward-looking information have been based upon our current business and operating plans, as approved by our board of directors; the business’ cash and other funding requirements and timing and sources thereof; results of pre-feasibility and feasibility studies, mineral resource and reserve estimates, preliminary economic assessments and exploration activities; advancements of our required permitting processes;

current market conditions and project development plans.  The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “will”, “may” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause or actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and forward-looking information.  These factors include risks such as:

●	feasibility study results and preliminary assessment results and the accuracy of estimates on which they are based;

●	resource estimates results and the accuracy of assay reports and geologic interpretations on which they are based;

●	the economic viability of deposits;

●	our ability to obtain, renew or maintain the necessary authorizations and permits for our business, including our development plans and operating activities;

●	the timing and results of a definitive feasibility study on the Mt. Todd gold project;

●	delays in commencement of construction at the Mt. Todd gold project;

●	our ability to secure the permits for the Mt. Todd gold project;

●	delays in commencement of construction on the Concordia gold project;

●	status of our required governmental permits for the Concordia gold project;

●	the amendment and re-filing of our CUSF application and uncertainty regarding SEMARNAT's review of our amended CUSF application;

●	political factors influencing the approval of our CUSF application;

●	possible impairment or write down of the carrying value of the Concordia gold project if the CUSF is not granted;

●	increased costs that affect our financial condition;

●	our reliance on third parties to fulfill their obligations under our agreements;

●	whether projects not managed by us will comply with our standards or meet our objectives;

●	a shortage of equipment and supplies;

●	whether our acquisition, exploration and development activities, as well as the realization of the market value of our assets will be commercially successful;

●	acquisition and integration issues;

●
trading price of our securities and our ability to raise funds in new share offerings due to future sales of common shares in the public or private market and our ability to raise funds from the exercise of our warrants;

●	fluctuations in the price of our securities;

●	the lack of dividend payments by us;

●	the success of future joint ventures and partnerships relating to our properties;

●	the market price of the securities held by us;

●	our lack of recent production and limited experience in producing;

●	reclamation liabilities, including reclamation requirements at the Mt. Todd gold project;

●	our history of losses from operations;

●	historical production not being indicative of potential future production;

●	future water supply issues;

●	environmental lawsuits;

●	lack of adequate insurance to cover potential liabilities;

●	our ability to retain and hire key personnel;

●	fluctuations in the price of gold;

●	inherent hazards of mining exploration, development and operating activities;

●
the accuracy of calculations of mineral resources, mineral reserves and mineralized material fluctuations therein based on metal prices, inherent vulnerability of the ore and recoverability of metal in the mining process;

●	changes in environmental regulations to which our exploration and development operations are subject;

●	changes in climate change regulations;

●	changes in corporate governance and public disclosure regulations;

●	uncertainty related to our receipt of future payments in connection with our disposal of the Amayapampa gold project;

●	intense competition in the mining industry;

●	ability to raise additional capital on favorable terms, if at all;

●	conflicts of interest of some of our directors as a result of their involvement with other natural resource companies;

●	potential challenges to the title to our mineral properties;

●	political and economic instability in Mexico and Indonesia;

●	fluctuation in foreign currency values; and

●	our likely status as a passive foreign investment company for U.S. federal tax purposes.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see “Risk Factors” in this prospectus.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurances that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

We qualify all forward-looking statements by these cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects  and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to contained ounces.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus.  Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)
our Annual Report on Form 10-K for the year ended December 31, 2011, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2011 and 2010, as filed with the SEC on March 14, 2012;

(b)	our Annual Report Amendment 1 on Form 10-K/A for the year ended December 31, 2011, as filed with the SEC on April 5, 2012;

(c)
our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2012, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2012 and for the three months ended March 31, 2012 and 2011, as filed on May 8, 2012;

(d)
our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2012, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at June 30, 2012 and for the three and six months ended June 30, 2012 and 2011, as filed on August 7, 2012;

(e)
our Proxy Statement on Schedule 14A, dated March 28, 2012, in connection with our April 30, 2012 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 27, 2012;

(f)	our Current Reports on Form 8-K as filed on January 5, 2012, February 13, 2012, May 3, 2012, June 1, 2012, June 5, 2012 and August 6, 2012;

(g)	our Current Report on Form 8-K/A filed on August 22, 2012;

(h)	the description of our common stock contained in our registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

(i)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127
Attention: John F. Engele, Chief Financial Officer
(720) 981-1185

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

We present our consolidated financial statements in United States dollars. All references in this prospectus to “dollars” or “$” are to United States dollars and all references to “Cdn$” are to Canadian dollars, unless otherwise noted. Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which differ in certain significant respects from International Financial Reporting Standards (“IFRS”).

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
High	Cdn$1.0258	Cdn$1.3000	Cdn$1.2969
Low	0.9553	1.0292	0.9719
Average	0.9893	1.1420	1.0660
End of Period	0.9833	1.0466	1.2246

On  September 26, 2012, the noon buying rate reported by the Bank of Canada was $1.00 = Cdn$0.9842.

USE OF PROCEEDS

We will not receive any proceeds from the resale by the Selling Securityholders of the common shares, common shares issuable upon the exercise of the Warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants held by the Selling Securityholders.  All such proceeds will be received by the respective Selling Securityholders.  However, we may receive proceeds from the exercise of the Warrants, the exercise of the 2012 Compensation Warrants or the exercise of the 2010 Compensation Warrants, if any, and we will use any proceeds for general working capital purposes.

DIVIDEND POLICY

We have never declared or paid any dividends on our common shares.  Our current intention is to retain our earnings, if any, to finance the growth and development of our business and we do not expect to pay dividends or to make any other distributions in the near future.  Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value, of which 77,322,361 are issued and outstanding as at the date of this prospectus. There are 15,219,802 listed warrants to acquire 15,219,802 common shares, which expire on October 22, 2015 (subject to any acceleration event). This includes 553,063 broker warrants outstanding to purchase 553,063 common shares.  The listed warrants were issued on December 15, 2010 and each listed warrant can be exercised to acquire one common share at a purchase price of $3.50 during the first year (ended October 24, 2011), $4.00 during the second year, $4.50 during the third year and $5.00 until the expiry of the listed warrant.  There are 36,957 2010 Compensation Warrants to acquire 36,957 of our common shares, which expire October 22, 2012.  The 2010 Compensation Warrants were issued to certain agents and finders as compensation for services rendered to us in connection with the 2010 Private Placement of 14,666,739 special warrants.  Each 2010 Compensation Warrant can be exercised to acquire one common share at a purchase price of $ 2.30 per common share until the expiry of the 2010 Compensation Warrant.  There are 225,000 compensation options to acquire 225,000 common shares at a price of Cdn.$3.30 per share, which expire April 20, 2013.  The compensation options were issued to the underwriters in our public offering of 9,000,000 common shares in April 2011.  There are 2,499,999 Warrants to acquire 2,499,999 of our common shares, which expire July 27, 2014.  The Warrants were issued on July 27, 2012, pursuant the 2012 Private Placement of 5,000,000 units.  Each full Warrant can be exercised to acquire one common share at a purchase price of $3.60 per common share until the expiry of the Warrant.  There are 166,667 2012 Compensation Warrants to acquire 166,667 of our common shares, which expire July 27, 2014.  The 2012 Compensation Warrants were issued as compensation to certain finders for services rendered to us in connection with the 2012 Private Placement.  Each 2012 Compensation Warrant can be exercised to acquire one common share at a purchase price of $3.18 per common share until the expiry of the 2012 Compensation Warrant.  There are options outstanding to purchase up to 3,100,000 common shares at prices ranging from $1.77 to $7.45. We have granted 1,994,507 restricted stock units. Upon the vesting conditions being met a holder of restricted stock units is entitled to receive one common share for each restricted stock unit held.  Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our directors and to receive a pro rata share of our assets available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the common shares.

SELLING SECURITYHOLDERS

This prospectus registers: (1) 5,593,478 common shares for resale by the Selling Securityholders; (2) 2,499,999 common shares issuable upon the exercise of the Warrants held by the Selling Securityholders; (3)166,667 common shares issuable upon the exercise of the 2012 Compensation Warrants; and (4) 36,957 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Set forth below is information with respect to the number of common shares, the number of common shares issuable upon the exercise of the Warrants, the number of common shares issuable upon the exercise of the 2012 Compensation Warrants and the number of common shares issuable upon the exercise of the 2010 Compensation Warrants registered for resale by the Selling Securityholders under this prospectus.  The Selling Securityholders are not making any representation that any common shares, common shares issuable upon the exercise of the Warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants covered by this prospectus will be offered for sale. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of common shares, common shares issuable upon the exercise of the Warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have investment and voting power with respect to the common shares and warrants registered under this prospectus.

The numbers in the following table assume that none of the Selling Securityholders sell any common shares not being offered in this prospectus or purchase additional common shares, and assume that all common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants offered are sold.

As of September 28, 2012, we had 77,322,361 common shares issued and outstanding

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Exploration Capital Partners 2008 Limited Partnership, 1910 Palomar Point Way, Suite 200, Carlsbad, CA 92008 (1)	3,166,667	2,833,333	666,667	333,333	5,000,000	6.47%
Exploration Capital Partners 2009 Limited Partnership, 1910 Palomar Point Way, Suite 200, Carlsbad, CA 92008 (2)	1,517,734	758,867	1,517,734	758,867	-
Mychal Angelos Trust, Mychal Angelo, Trustee, 39 S Lasalle Street Suite 805, Chicago, IL 60603 (3)	3,300	1,650	3,300	1,650	-
Thomas Breazeale, 39 Maple Avenue, Shalimar FL 32579	7,166	1,650	3,300	1,650	3,866	*
RBC Cap Mkts CFBO Richard Cooley, 58 Warren St, Saratoga Springs, NY 12866 (4)	11,480	8,150	3,300	1,650	14,680	*
Henry Dillard, 1302 Stover School Road, Greenville, VA 24440	6,486	1,650	3,300	1,650	3,186	*
RBC Cap Mkts CFBO William Etherington, 67-324 Kaiea Place, Waialua, HI 96791(5)	6,119	1,650	3,300	1,650	2,819	*
RBC Cap Mkts CFBO Ed Gilsleider, 12271 Woodcrest Drive, Claremore, OK 74017 (6)	3,300	1,650	3,300	1,650	-
Gordon & Hoss Fam Inv, LLC, George Gordon & Lucille Hoss; 577 Sierra Vista Lane, Valley Cottage, NY 10989 (7)	3,921	1,650	3,300	1,650	621	*
RBC Cap Mkts CFBO Erin Hilgert, 26985 Durango Lane, Aliso Viejo, CA 92691 (8)	13,000	11,000	5,000	2,500	16,500	*
M Howard & R Tay Family Trust, Mickey Howard & Rosario Tay, Trustees, PO Box 8709, La Jolla, CA 92038 (9)	25,136	19,150	8,300	4,150	31,836	*
Verl Jensen, 10318 N Golden Oak Lane, Highland, UT 84003	4,000	2,000	4,000	2,000	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Jenny Johnson Trust, Jenny Johnson, Trustee, 5489 Las Virgenes Road, Calabasas, CA 91302 (10)	3,300	1,650	3,300	1,650	-
RBC Cap Mkts CFBO, Greg Jones, PO Box 1476 Owasso, OK 74055 (11)	3,000	1,500	3,000	1,500	-
Rainey Kizer Reviere & Bell 401K, Jerry Kizer Trustee, PO Box 1147, Jackson, TN 38302 (12)	9,500	6,500	3,000	1,500	11,500	*
Charles Koehn, 408 Bruce Leeder Lane, Pipe Creek, TX 78063	30,000	115,000	30,000	15,000	100,000	*
RBC Cap Mkts CFBO Charles Koehn, 408 Bruce Leeder Lane, Pipe Creek, TX 78063 (13)	20,000	110,000	20,000	10,000	100,000	*
RBC Cap Mkts CFBO Joseph Malcolm, 37 Pidgeon Hill Drive #1, Sterling, VA 20165 (14)	5,000	1,750	3,500	1,750	1,500	*
RBC Cap Mkts CFBO Arthur Martinson, 622 S Chapman Woods Road, Pasadena, CA 91803 (15)	3,000	6,500	3,000	1,500	5,000	*
Jaime Matta & Gladys Armstrong, JT TEN/WROS, El Vigia #2SB, Ponce, Puerto Rico 00731 (16)	10,000	5,000	10,000	5,000	-
RBC Cap Mkts CFBO David McCannon, 3011 W Horizon Ave, Spokane, WA 99208 (17)	11,327	3,250	6,500	3,250	4,827	*
RBC Cap Mkts CFBO Mark McCullough, 437 Carnation Ave, Corona Del Mar, CA 92625 (18)	5,887	1,650	3,300	1,650	2,587	*
Tom McWillams, 2146 Cool Creek Court, Aurora, IL 60504	17,300	1,650	3,300	1,650	14,000	*
RBC Cap Mkts CFBO Robert Purser, 1024 Clark Circle, Celina, TN 38551 (19)	3,300	1,650	3,300	1,650	-
RBC Cap Mkts CFBO Nicolas Ramniceanu, 3501 Pine Avenue, Manhattan Beach, CA 90266 (20)	6,600	3,300	6,600	3,300	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Randolph Reinwasser Trust, Randy Reinwasser, Trustee, 9835 N Solitude Canyon, Fountain Hills, AZ 85268 (21)	4,497	1,650	3,300	1,650	1,197	*
James Rinkenberger, 2563 Avila Lane, Naples, FL 34105	9,550	2,500	5,000	2,500	4,550	*
RBC Cap Mkts CFBO Gordon Sefchik, 6920 Hatchery Road, Waterford, MI 48327 (22)	4,950	1,650	3,300	1,650	1,650	*
J. Lacey, Richard Utley & JLT (Southern) Ltd, Trustees, Oakland Energy (UK) Ltd, RTMT-BEN-SCUM(06/17/92) Europark, A-5 Watling Street, Clifton, Nr Rugby, Warwickshire, United Kingdom CV230AQ (23)	20,000	15,000	10,000	5,000	20,000	*
Floyd Wiseman Revocable Trust, Floyd Wiseman Trustee, 1416 Carrillo Street, The Villages, FL 32162 (24)	3,300	1,650	3,300	1,650	-
RBC Cap Mkts CFBO Justin Woyke, 5534 Brunswick Ave, San Diego, CA 92120 (25)	3,300	1,650	3,300	1,650	-
Ziff Family Trust, Stuart and Eileen Ziff, Trustees, 1045 24th Street, Santa Monica, CA 90403 (26)	3,300	1,650	3,300	1,650	-
Russell Wilson Trust, Russell and Joann Wilson, Trustees, 2820 Thompson Drive, Ames, IA 50010 (27)	4,000	2,000	4,000	2,000	-
Robert Ohlwiler Trust, Robert Ohlwiler and Anita Ohlwiler, Trustees, 21629 Silver Bay Place, Land O Lakes, FL 34637 (28)	14,000	2,000	4,000	2,000	10,000	*
RBC Cap Mkts CFBO Stephen Strunk, PO Box 1199, Key West, FL 33041 (29)	15,000	5,000	10,000	5,000	5,000	*
Todd Berkley, 20341 Estero Gardens Circle #202, Estero, FL USA 33928	3,400	1,700	3,400	1,700	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Lawrence Gasse, 13 Steppingstone Lane, Sandwich, MA 02563	3,400	1,700	3,400	1,700	-
Catawba Production Co, LLP, Attn: Robert Rice; 118 Southern Street, Corpus Christi, TX 78404 (30)	4,300	1,700	3,400	1,700	900	*
Brownstone Family, LLLP, 11820 Quail Village Way, Naples, FL 34119 (31)	5,700	28,850	5,700	2,850	26,000	*
L Mike Smith, 1025 Concord Court, Naples, FL 34110	7,000	3,500	7,000	3,500	-
Mr. Simon E. Lester, 405 Kings Road Suite 625, London SW10 OBB, UK	8,500	6,500	4,000	2,000	9,000	*
David S. Stewart, W15133 Bear Lake Road, Chetak, WI 54728	4,000	2,000	4,000	2,000	-
Benson Family Trust, UAD 10/16/1987; Richard & Janet Benson, Co-Trustee's, 2264 Bean Creek Rd, Santa Cruz, CA 95066 (32)	5,000	2,500	5,000	2,500	-
Robert D. Sheeler, 2304 Britwood Lane SW, Rochester, MN 55902	3,400	1,700	3,400	1,700	-
Gaeton D. Lorino, 2333 Woodley Road, Montgomery, AL 36111	4,000	8,500	4,000	2,000	6,500	*
TKRD, LLC, 228 E Hartley Ave, Ridgecrest, CA 93555 (33)	3,400	1,700	3,400	1,700	-
RBC Capital Markets LLC CFBO J Stanford Spence, Stanford Tech Inc, Sep IRA; Acc# 793-05962, 7209 Valburn Drive, Austin, TX 78731 (34)	3,400	1,700	3,400	1,700	-
Garry & Janet Bishop; Jt/Wros, 4645 Plano Parkway, #12101, Carrollton, TX 75010 (35)	7,700	1,700	3,400	1,700	4,300	*
Danny R. Marburger, 4516 Dickson St, Houston, TX 77007	3,400	1,700	3,400	1,700	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Barben Family 2004 Trust, UAD 07/01/04; Theodore Barben, II & Carol Kiel, Trustee's, 4801 Reds Grade, Carson City, NV 89703 (36)	20,000	10,000	20,000	10,000	-
Scott Chosed, 400 West 63rd St, Apt. 708, New York, NY 10069	3,400	1,700	3,400	1,700	-
Stephen & Margareth Benyo, Jt/Wros, 578 Thomas Street, Pittsburgh, PA 15239 (37)	3,400	1,700	3,400	1,700	-
Kent Seelig, 210 Main Street, Farmingdale, NY 11735	3,400	1,700	3,400	1,700	-
Gerald M. Emmet & Joel Singer; Jt/Wros, P.O. Box 11, Plainfield, MA 01070 (38)	3,400	1,700	3,400	1,700	-
Woodall Family Joint Revocable Living Trust, UAD 12/20/04; Richard & Donis Woodall, Trustee's, Attn: Amy Wirtheringon; 575 Lynnhaven Pkwy, Ste 310, Virginia Beach, VA 23452 (39)	12,100	10,400	3,400	1,700	17,400	*
RBC Capital Markets LLC CFBO John B. Kiefer Roth IRA; Acc # 793-10295, 3530 Deerfield Drive, South Salem, OR 97302 (40)	3,400	1,700	3,400	1,700	-
Reggie Broom, 606 Rue Dauphine Ocean Springs, MS 39564	3,400	1,700	3,400	1,700	-
James R. & Judy A. Pick; Jt/Wros, 1970 River Road, Pittsboro, NC 27312 (41)	3,400	1,700	3,400	1,700	-
RBC Capital Markets LLC CFBO Geoff MacDonald, IRA; Acc# 793-09914, 95 Longfellow Road, Mill Valley, CA 94941 (42)	3,400	1,700	3,400	1,700	-
Michael L. Mather, P.O. Box 1154, Arcata, CA 95518	8,300	4,150	8,300	4,150	-
Raymond Navis, 112 Plantation Circle S, Ponte Vedra Beach, FL 32082	5,000	2,500	5,000	2,500	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
John W. Black, 2476 Cedarwood Dr, Germantown, TN 38138	5,000	2,500	5,000	2,500	-
Paul R. Meehl, IRA; 2934 Via Emerado, Carlsbad, CA 92009	3,500	1,750	3,500	1,750	-
Joseph Sine/Dawn Kaup, 2236 High St, Denver, CO 80205 (43)	3,500	1,750	3,500	1,750	-
Dr. Maximilian Tichy, Josef Wakovsky - G12, Vienna, Austria 1210	3,500	1,750	3,500	1,750	-
Paul Kazak, 15 Embry Farm Rd, Marlboro, NJ 07746	15,000	7,500	15,000	7,500	-
Terry F. Walker, Sandra L. Walker; Tenant Common, 5111 Harbor Lane, Everett, WA 98203-1556 (44)	5,000	2,500	5,000	2,500	-
Arthur G. Stone & Susan R. Stone, 28272 Rancho Pamelita, Laguna Nigel, CA, USA 92677	3,300	1,650	3,300	1,650	-
Xynia Limited, A Delaware Limited Partnership, 684 Gradelle Ave, Fairbanks, AK 99709 (45)	4,000	8,500	4,000	2,000	6,500	*
H Louis Horner, 607 Wakeman Ave, Wheaton, IL 60187	3,300	1,650	3,300	1,650	-
Karl Barnum, 131 Hawks Way, Sequim, WA 98382	3,300	1,650	3,300	1,650	-
Richard Klein & Julie Klein, 75 Bay Road, Huntington, NY 11743	13,500	10,000	7,000	3,500	13,000	*
G.J. Souverijns & A.E. Simons, Oftingenstraat 6, Alken, Belgium 3570	6,700	3,350	6,700	3,350	-
Thomas 2001 Char Lead Ann. Tr., 3100 Edloe St, Ste 300, Houston, TX 77027 (46)	6,700	3,350	6,700	3,350	-
Thomas Rev Family Tr, 3100 Edloe St., Ste 300, Houston, TX 7707-6021 (47)	6,700	3,350	6,700	3,350	-
Robert Lindquist, 1575 Crawfords Climb, Nellysford, VA, USA 22958	4,500	2,250	4,500	2,250	-
Robert Lindquist, 1575 Crawfords Climb, Nellysford, VA, USA 22958	4,500	2,250	4,500	2,250	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Bernard Savetz, Lenore Savetz, 3450 Lawrence Ave, Oceanside, NY 11572	4,000	2,000	4,000	2,000	-
Media Luz LLC, 3264 Shearer Crossing, Fallbrook, CA 92028 (48)	6,700	3,350	6,700	3,350	-
Paul Eccel, Schreiberweg 5A-4, Vienna, Austria, 1190	4,400	2,200	4,400	2,200	-
Scott Hettelsater, 4160 NE Hwy 20, Corvallis, OR 97330	5,000	2,500	5,000	2,500	-
Joseph D. Klemen, 11451 31st St NE, Michigan, ND 58259	4,000	2,000	4,000	2,000	-
Burton A. Coons & Kim K. Coons, 15500 SW Jay St., 88227, Beaverton, OR 97006	10,000	10,000	10,000	5,000	5,000	*
James & Hillary Darst Trust Dated 9/28/93; 3096 Sandstone Rd, Alamo, CA 94507 (49)	5,100	1,650	3,300	1,650	1,800	*
John H. Muse, 1511 Richard Stokes Drive, Decatur, GA 30033	3,300	1,650	3,300	1,650	-
Carl A. Johnson, 75 Mooreland Rd, Berlin, CT 06037	6,600	2,000	4,000	2,000	2,600	*
Anna Jane Kasmer, 310 Willow Drive, lNewtown, PA 18940	3,400	1,700	3,400	1,700	-
Genoa Holdings, LLC, 518 Chaps Dr., Heath, TX 75032 (50)	3,300	1,650	3,300	1,650	-
Samuel O. Henshaw, 10890 Bekay St. #600, Dallas, TX 75238	3,300	1,650	3,300	1,650	-
Steven K. Sewell, 470 Eissmen Rd, Leesville, LA 71446	3,300	1,650	3,300	1,650	-
Charlie Pellerin & Junko Yokota-Pellerin, 2983 Foothills Ranch Drive, Boulder, CO 80302	3,300	1,650	3,300	1,650	-
Borst Consulting DBP, 5865 Cartier Dr., Reno, NV 89511 (51)	3,300	1,650	3,300	1,650	-
Alfred W. Quertier, B234 Plaza Senayan Apartments, Ji Tinju No 1, Pintu Satu, Senayan Jakarta, Indonesia, 10270	3,300	1,650	3,300	1,650	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Kevin Mackay, 2019 N Nevada Ave, Colorado Springs, CO 80907	5,942	1,650	3,300	1,650	2,642	*
James L. Todt, 2998 Oakes Drive, Haywood, CA 94542	5,000	1,650	3,300	1,650	1,700	*
Mark A. Price, 1293 Leaning Oak Drive, Napa, CA 94558	3,300	1,650	3,300	1,650	-
Bradley S. Anderson & Nancy Anderson, 9218 Cypress Green Dr, Ste 2 Jacksonville, FL 32256	3,300	1,650	3,300	1,650	-
Mark Bishop, 3224 County Rd 562, Granby, CO 80446	5,000	2,500	5,000	2,500	-
Victor Sobolev, 7457 Cameron Dr., Larkspur, CO 80118	20,600	3,300	3,300	1,650	18,950	*
Michael Scully, 1995 Chestnut St, #305, San Francisco, CA 94123	4,000	2,000	4,000	2,000	-
Patrick T. Peterson, 3582 Sunnydale Ct, San Jose, CA 95117	3,300	1,650	3,300	1,650	-
DQSI, LLC, 19218 North 5th Street, Covington, LA 70433 (52)	3,300	1,650	3,300	1,650	-
CF International Aerospace LP., 221 E Yorktown Drive, Lagrange, GA 30240 (53)	5,900	2,950	5,900	2,950	-
Martin Nance & Anne L Nance (JT W.R.O.S), PO Box 223, W Cornwall, CT 06796	3,334	1,667	3,334	1,667	-
Dr. Dino Dee, Trustee, Dino U. Dee DDS, Inc., PSP U/A DTD 8/31/1998, 1441 Kapiolani Blvd, Ste 1112, Honolulu, HI 96814 (54)	3,300	1,650	3,300	1,650	-
John H. Ganos Trustee, John H. Ganos Revocable Trust of 2008, 2360 8th Ave, St. James City, FL USA 33956 (55)	3,300	1,650	3,300	1,650	-
Tschang-Yeul & Oan Kim JT TENWROS, 44 Rue Notre-Dame Des Champs, Paris 75006 France	5,000	1,650	3,300	1,650	1,700	*
Ronald Orman, 5266 Rocky Mtn Blvd, Billings, MT USA, 59106	7,000	15,500	7,000	3,500	12,000	*

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Charles Hoffer, 12205 Wright Rd, Berlin Heights, OH 44814	3,500	1,750	3,500	1,750	-
Melvin R. Babtkis, 11365 La Vereda Dr, Santa Ana, CA 92705	5,000	2,500	5,000	2,500	-
Mark C. Roller, 214 Shady Lane, Spring Lake, MI 49456	3,500	1,750	3,500	1,750	-
Robert Fligel, 2 Thompson Place, Larchmont, NY 10538	10,000	5,000	10,000	5,000	-
Elaine Begun Bypass Trust, 931 Hartz Way #200, Danville, CA 94526 (56)	35,000	27,500	15,000	7,500	40,000	*
Pearl Investment Co, LLC, 931 Hartz Way, Suite 200, Danville, CA 94526 (57)	5,000	2,500	5,000	2,500	-
Mariner Limited, 18-20 Le Pollet, St. Peter Port, Guernsey, GY1 1WH (58)	5,000	2,500	5,000	2,500	-
Peter Barbara, 239 Sugarberry Circle, Houston, TX 77024	10,000	5,000	10,000	5,000	-
Rodney McIntyre, Trustee, Rodney McIntyre, Trust, UAD 5/1/01, 2169 McIntyre Road, Stevensville, MT 59870 (59)	20,000	12,500	5,000	2,500	25,000	*
Joel Isaacs, 421 Sherman Canal, Venice, CA 90291	8,000	4,000	8,000	4,000	-
Gary A. Wilson, 2529 Devonshire Lane, Altadena, CA 91001	8,800	4,400	8,800	4,400	-
Robert L. Brady, 464 Cherry Lane, Mendham, NJ 07945	4,000	2,000	4,000	2,000	-
Dale & Elizabeth Loveland, 326 Pebble Beach, Portland, TX 78374	6,500	2,500	5,000	2,500	1,500	*
Marv Anderson & Nancy Chanda, 25651 Weigela, San Antonio, TX 78261	39,500	10,000	10,000	5,000	34,500	*
Donnell Family, LLC, 2804 Cactus Drive, Edmond, OK 73013 (60)	15,000	12,500	5,000	2,500	20,000	*
Edward Grout, 1415 Mannis Hill Road, Littleton, NH, USA, 03561	64,000	19,500	9,000	4,500	70,000	*
Vedant Mimani, 1 Arthur Place, Montville, NJ 07045	15,000	7,500	15,000	7,500	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Frederick & Judith Moeller, 2478 Pasadena Mauwatosa, WI 53226	10,000	2,500	5,000	2,500	5,000	*
Daniel T. (Dan) McCoy, 8746 Damselfly Drive, Reno, NV 89523	10,000	5,000	10,000	5,000	-
Raymond Dick, 3812 West Ave M10, Quartz Hill, CA 93536	9,000	3,000	6,000	3,000	3,000	*
The Cummings Family Trust, d+d, 4/28/89, 4855 Vieja Drive, Santa Barbara, CA 93110 (61)	15,000	2,500	5,000	2,500	10,000	*
Greg S. Bingham, 1717 22nd Court North, Arlington, VA 22203	5,000	2,500	5,000	2,500	-
George R. Kempton Trust, George R. Kempton, Trustee, 3991 Gulfshore Blvd North #101, Naples, FL, USA, 34103	20,000	5,000	10,000	5,000	10,000	*
Dwarka D. Mimani & Darshana D. Mimani, Jt Ten/Wros, 1 Arthur Place, Montville, NJ 07045 (62)	10,000	5,000	10,000	5,000	-
Scott C. Williamson & Dyan Burton-Williamson, PO Box 289, 1905 E. Forestview Dr., Mahomet, IL, USA, 61853	8,500	2,000	4,000	2,000	4,500	*
Paul Eickhoff & Julie Eickhoff, 11 Deer Run Circle, McCook Lake, SD 57049	8,000	2,000	4,000	2,000	4,000	*
David Schonbrunn Trustee, Faye Schonbrunn Trustee, P.O. Box 151439, San Rafael, CA, 94941 (63)	10,000	5,000	10,000	5,000	-
Pratik Sharma & Patrice L. Yang-Sharma, 1521 Alton Rd, Unit 745, Miami Beach, FL 33139	7,000	13,500	7,000	3,500	10,000	*
John F. Page, 13711 Highway 5, Cavalier, ND 58220-9506	7,000	2,500	5,000	2,500	2,000	*
Myron Hunzeker, 8718 North University, Peoria, IL 61615	16,000	4,000	8,000	4,000	8,000	*

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares

Loren J. Majeres Rev Trust, UAD 5/22/02; Loren J. Majeres, Trustee, 5101 S. Marion Road, Apt 309, Sioux Falls, SD 57106-2888 (64)	25,000	7,500	15,000	7,500	10,000	*
Hana Lima, LLC, PO Box 1936, Honokaa, HI 96727 (65)	20,000	5,000	10,000	5,000	10,000	*
JPS 2004 LP, 3603 Park Ct, Grapevine, TX 76051 (66)	20,000	5,000	10,000	5,000	10,000	*
Dan Eddleman, 5130 Pineview Rd, Worden, MT 59088	11,000	3,000	6,000	3,000	5,000	*
Lawrence Kron Rev Inter-Vivos Trust, UAD 3/29/89; Lawrence B. Kron, Trustee, 11 Huron Ave, Cambridge, MA 02138 (67)	20,000	10,000	10,000	5,000	15,000	*
Villy S Raki, PO Box 220, Mt. Martha,Victoria 3934, Australia	10,000	2,000	4,000	2,000	6,000	*
Michael Kron, 30 Aquila Way, Coto De Caza, CA 92679	10,000	5,000	10,000	5,000	-
George Sterne, 6559 Provence Rd., San Gabriel, CA 91775	5,000	2,500	5,000	2,500	-
James Welch, Robert Welch & Thomas Welch, 3544 Maxwell Court, Bloomfiled Hill, MI 48301	25,000	5,000	10,000	5,000	15,000	*
John H. Sterne, 5005 Rancho Del Madison, Del Mar, CA 92014	5,000	2,500	5,000	2,500	-
JBD Trust #1 UAD 10/01/01, John E. Donovan, TTEE, PO Box 16217, Seattle, WA 98116-0217 (68)	5,000	2,500	5,000	2,500	-
Gary Vlahovich & Linda Vlahovich, 11727 Old Ballas Road, #408, Creve Couer, MO 63141-3408	45,000	15,000	10,000	5,000	45,000	*
David Gralnek and Barbara Gralnek, Jt/Wros, 2521 E Carol Avenue, Phoenix, AZ 85028	17,000	7,000	4,000	2,000	18,000	*
David Chupp, 30868 Cr 146, Nappanee, IN, USA, 46550	10,000	2,500	5,000	2,500	5,000	*
Robert D. Clayton, 4060 Johns Creek Pkwy, Bldg F, Suwanee, GA 30024	9,000	7,000	4,000	2,000	10,000	*

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
William B. Ames, 346 Sarver Rd, Sarver, PA 16055	5,000	2,500	5,000	2,500	-
Gary S. Clegg, 5840 Caddy Pl., Langley, WA 98260	10,000	5,000	10,000	5,000	-
David M. Keeble, 195 14th Street, Apt. 1204, Atlanta, GA 30309	8,000	2,500	5,000	2,500	3,000	*
Walter R. Minch and Dorothy R. Minch Trustees of the Dorothy R. Minch Trust dated 05/18/1990, 955 Arkansas Drive, Elk Grove Village, IL 60007 (69)	48,100	15,000	10,000	5,000	48,100	*
James Mollica, 8221 Turnstone Dr, Manlius, NY 13104	15,000	2,500	5,000	2,500	10,000	*
The Cucalon Living Trust, UAD 7/14/84, 625 El Camino Del Mar, San Francisco, CA 94121 (70)	20,000	5,000	10,000	5,000	10,000	*
Ronald Wilcox, 12361 91st Way, Largo, FL 33773	8,500	2,000	4,000	2,000	4,500	*
Peter Beulah 6702 English Ave Summerland BC V0H 1Z0	5,000	2,500	5,000	2,500	-
Bon-Ro Holdings Ltd 1301 Front Rd Lasalle ON N9J 2A9 (71)	5,000	2,500	5,000	2,500	-
Carson Developments Ltd 1006 Fort Street 3rd Floor Victoria BC V8V 3K4 (72)	10,000	5,000	10,000	5,000	-
Madge Hine Trust 300-1006 Fort St Victoria BC V8V 3K4 (73)	5,000	2,500	5,000	2,500	-
Leanna Jiang 1308 East 13th Ave Vancouver BC V5N 2B6	33,333	1,666	3,333	1,666	30,000	*
Clifford E. Horwood Inc. 300-1006 Fort Street Victoria, BC V8V 3K4 (74)	35,000	7,500	15,000	7,500	20,000	*
Pipeline Church 300-1006 Fort Street Victoria BC V8V 3K4 (75)	125,000	7,500	15,000	7,500	110,000	*
Richard T Tuckey Inc 3rd Floor 1006 Fort Street Victoria, BC V8V 3K4 (76)	5,000	2,500	5,000	2,500	-

26

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Richard T Tuckey 5084 Santa Clara Ave Victoria BC V8Y 1W1	5,000	2,500	5,000	2,500	-
Moyen Holdings Ltd 3155 Midland Rd Victoria BC V8R 6G1 (77)	10,000	5,000	10,000	5,000	-
Malcolm B Williams A26-453 Head St Victoria BC V9A 5S1	10,000	2,500	5,000	2,500	5,000	*
Raas Resources Fund Ltd. Walkers Corporate Services Limited Walker House, 87 Mary Street, Georgetown, Grand Cayman, Cayman Islands KY1-9005 (78)	166,666	409,420	166,666	83,333	326,087	*
Sun Valley Gold Master Fund, Ltd., c/o Goldman Sachs (Cayman) Trust, Limited, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, PO Box 896 George Town, Grand Cayman, KY1-1103, Cayman Islands (79)	1,874,188	860,942	1,506,666	753,333	475,131	*
Compass SAV LLC, c/o MIO Partners, Inc., 55 East 52nd Street, New York, NY 10022 (80)	372,532	123,877	71,668	35,834	388,907	*
Compass Offshore SAV PCC Limited, c/o MIO Partners (Guernsey) Limited, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GYI 3QL (81)	455,854	151,775	88,332	44,166	475,131	*
Sprott Global Resource Investments Ltd., 1910 Palomar Point Way Suite 200, Carlsbad CA, USA 902008 (82)	-	154,167	-	154,167 (82)	-
Haywood Securities Inc., 700-200 Burrard Street, Vancouver, BC V6C 3l6 (83)	-	4,167	-	4,167 (83)	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Trimark Trading, 13th Floor, Park Place Tower, Sheikh Zaged Road, PO Box 30020, Dubai, United Arab Emirates (84)	-	8,333	-	8,333 (84)	-
NBCN Inc. ITF Wellington West Capital Markets Inc., 130 King Street West, 30th Floor, Toronto, ON MSX 1J9 (85)	-	10,870	-	10,870 (85)	-
RBC Dexia Inv. Services in trust for Acct 110455130, Securities Cage, 155 Wellington Street West, 2nd Floor, Toronto, ON M5V 3L3 (86)	-	2,020	-	2,020 (86)	-
RBC Dexia Inv. Services in trust for Acct 111440001, Securities Cage, 155 Wellington Street West, 2nd Floor, Toronto, ON M5V 3L3 (87)	-	1,115	-	1,115 (87)	-
Bansco & Co in trust for Absolute Return Fund – 78200028, Trade Settlement Dpt. Scotia Plaza, 40 King Street West, Sub Basement, Toronto, ON M5W 2X6 (88)	-	330	-	330 (88)	-
Bansco & Co in trust for Can Segregated Port. Fund – 78200029, Trade Settlement Dpt. Scotia Plaza, 40 King Street West, Sub Basement, Toronto, ON M5W 2X6 (89)	-	165	-	165 (89)	-
Global Resource Investment Ltd., 7770 El Camino Real, Carlsbad, CA 92009 (90)	478,261	-	478,261 (90)	-	-
Penson Financial Services Canada Inc, 360 St-Jacques Ouest Suite 1100, Montreal, Quebec H2Y 1P5 (91)	115,217	-	115,217 (91)	-	-
Scotia Capital Inc, Scotia Plaza, 40 King St. West, P.O. Box 4085, Station “A”, Toronto, Ontario M5W 2X6 ITF Sprott Hedge Fund LP (92)	-	7,425	-	7,425 (92)	-

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of common shares	Number of common shares issuable upon the exercise of warrants(c)	Number of common shares	Number of common shares issuable upon the exercise of warrants(d)	Number of common shares(e)	Percentage of common shares
Scotia Capital Inc, Scotia Plaza, 40 King St. West, P.O. Box 4085, Station “A”, Toronto, Ontario M5W 2X6 ITF Sprott Hedge Fund LP II (93)	-	7,552	-	7,552 (93)	-
Scotia Capital Inc, Scotia Plaza, 40 King St. West , P.O. Box 4085, Station “A”, Toronto, Ontario M5W 2X6 ITF Sprott Master Fund Ltd (94)	-	4,765	-	4,765 (94)	-
Scotia Capital Inc, Scotia Plaza, 40 King St. West, P.O. Box 4085, Station “A”, Toronto, Ontario M5W 2X6 ITF Sprott Master Fund II Ltd (95)	-	2,715	-	2,715 (95)	-
Total	9,831,447	6,270,321	5,593,478	2,703,623
* Less than 1%
(a)
All percentages are based on 77,322,361 common shares issued and outstanding on September 28, 2012.  Beneficial ownership is calculated by the number of common shares that each Selling Securityholder owns or controls or has the right to acquire within 60 days of the date of this prospectus.

(b)
This table assumes that each Selling Securityholder will sell all of its common shares, common shares issuable upon the exercise of the Warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants available for resale during the effectiveness of this registration statement that includes this prospectus.  Selling Securityholders are not required to sell their shares.

(c)
The number of shares issuable upon the exercise of the warrants includes:  (1) common shares issuable upon the exercise of the Warrants; (2) common shares issuable upon the exercise of the 2012 Compensation Warrants; and (3) common shares issuable upon the exercise of the 2010 Compensation Warrants.

(d)
The number of common shares issuable upon the exercise of the warrants includes:  (1) common shares issuable upon the exercise of the Warrants; (2) common shares issuable upon the exercise of the 2012 Compensation Warrants; and (3) common shares issuable upon the exercise of the 2010 Compensation Warrants.

(e)
The number of shares presented in this table as beneficially owned after the offering includes all warrant shares issuable upon the exercise of the outstanding warrants held by the Selling Securityholders.

(1)
Exploration Capital Partners 2008, LP is a limited partnership.  Arthur Richards Rule, Gretchen Carter, Laura Acevedo and Resource Capital Investment Corp. have investment and voting control over these securities.

(2)
Exploration Capital Partners 2009, LP is a limited partnership.  Arthur Richards Rule, Gretchen Carter, Laura Acevedo and Resource Capital Investment Corp. have investment and voting control over these securities.

(3)	Mychal Angelo has sole investment and voting control over these securities.

(4)	Richard Cooley has sole investment and voting control over these securities.

(5)	William Etherington has sole investment and voting control over these securities.

(6)	Ed Gilsleider has sole investment and voting control over these securities.

(7)	Gordon & Hoss Fam Inv, LLC is a limited liability company. George Gordon and Lucille Hoss have sole investment and voting control over these securities..

(8)	Erin Hilgert has sole investment and voting control over these securities.

(9)	Mickey Howard and Rosario Tay have sole investment and voting control over these securities.

(10)	Jenny Johnson has sole investment and voting control over these securities.

(11)	Greg Jones has sole investment and voting control over these securities.

(12)	Jerry Kizer has sole investment and voting control over these securities.

(13)	Charles Koehn has sole investment and voting control over these securities.

(14)	Joseph Malcolm has sole investment and voting control over these securities.

(15)	Arthur Martinson has sole investment and voting control over these securities.

(16)	Jaime Matta and Gladys Armstrong have sole investment and voting control over these securities.

(17)	David McCannon has sole investment and voting control over these securities.

(18)	Mark McCullough has sole investment and voting control over these securities.

(19)	Robert Purser has sole investment and voting control over these securities.

(20)	Nicolas Ramniceanu has sole investment and voting control over these securities.

(21)	Randolph Reinwasser has sole investment and voting control over these securities.

(22)	Gordon Sefchik has sole investment and voting control over these securities.

(23)	Jose Lacey, Richard Utley and JLT (Southern) Ltd have sole investment and voting control over these securities.

(24)	Floyd Wiseman has sole investment and voting control over these securities.

(25)	Justin Woyke has sole investment and voting control over these securities.

(26)	Stuart and Eileen Ziff have sole investment and voting control over these securities.

(27)	Russell and Joann Wilson have sole investment and voting control over these securities.

(28)	Robert and Anita Ohlwiler have sole investment and voting control over these securities.

(29)	Stephen Strunk has sole investment and voting control over these securities.

(30)	Catawba Production Co, LLP is a limited liability partnership. Robert Rice has sole investment and voting control over these securities.

(31)	Brownstone Family, LLLP is a limited liability limited partnership. Mordy Brownstone has sole investment and voting control over these securities.

(32)	Richard Benson has sole investment and voting control over these securities.

(33)	TKRD, LLC is a limited liability company. Tom Martin has sole investment and voting control over these securities.

(34)	James Spence has sole investment and voting control over these securities.

(35)	Gary and Janet Bishop have sole investment and voting control over these securities.

(36)	Theodore Barben has sole investment and voting control over these securities.

(37)	Stephen and Margareth Benyo have sole investment and voting control over these securities.

(38)	Gerald Emmet and Joel Singer have sole investment and voting control over these securities.

(39)	Richard Woodall has sole investment and voting control over these securities.

(40)	John Kiefer has sole investment and voting control over these securities.

(41)	James and Judy Pick have sole investment and voting control over these securities.

(42)	Geoff MacDonald has sole investment and voting control over these securities.

(43)	Joseph Sine and Dawn Kaup have sole investment and voting control over these securities.

(44)	Terry and Sandra Walker have sole investment and voting control over these securities.

(45)	Xynia Limited is a limited partnership. Robert Carman has sole investment and voting control over these securities.

(46)	Eddie Schmidt has sole investment and voting control over these securities.

(47)	Eddie Schmidt has sole investment and voting control over these securities.

(48)	Media Luz LLC is a limited liability company. Victor Panke has sole investment and voting control over these securities.

(49)	James Darst has sole investment and voting control over these securities.

(50)	Genoa Holdings, LLC is a limited liability company. Mary Sloan has sole investment and voting control over these securities.

(51)	George Borst has sole investment and voting control over these securities.

(52)	DQSI, LLC is a limited liability company. Shelly Stubbs has sole investment and voting control over these securities.

(53)	CF International Aerospace is a limited partnership. Ronald Cannady has sole investment and voting control over these securities.

(54)	Dino Dee has sole investment and voting control over these securities.

(55)	John Ganos has sole investment and voting control over these securities.

(56)	Jay Begun has sole investment and voting control over these securities.

(57)	Pearl Investment Co, LLC is a limited liability company. Jay Begun has sole investment and voting control over these securities.

(58)	Mariner Limited is an investment holding company. Mark Chasey has sole investment and voting control over these securities.

(59)	Rodney McIntyre has sole investment and voting control over these securities.

(60)	Donnell Family, LLC is a limited liability company. Dan Donnell has sole investment and voting control over these securities.

(61)	Craig and Gayle Cummings have sole investment control over these securities.

(62)	George Kempton has sole investment and voting control over these securities.

(63)	David Schonbrunn has sole investment and voting control over these securities.

(64)	Loren Majeres has sole investment and voting control over these securities.

(65)	Hana Lima, LLC is a limited liability company. Susan Horie has sole investment and voting control over these securities.

(66)	JPS 2004 LP is a limited partnership. Cheryl Jackson has sole investment and voting control over these securities.

(67)	Lawrence Kron has sole investment and voting control over these securities.

(68)	John Donovan has sole investment and voting control over these securities.

(69)	Walter and Dorothy Minch have sole investment and voting control over these securities.

(70)	Antonio and Rosario Cucalon have sole investment and voting control over these securities.

(71)	Bon-Ro Holdings Ltd is a corporation. Rosaire Bondy has sole investment and voting control over these securities.

(72)	Carson Developments Ltd is a corporation. Clifford E. Horwood and Richard Tuckey have sole investment and voting control over these securities.

(73)	Clifford E. Horwood has sole investment and voting control over these securities.

(74)	Clifford E. Horwood Inc. is a corporation. Clifford E. Horwood has sole investment and voting control over these securities.

(75)	Pipeline Church is a registered charity. Clifford E. Horwood has sole investment and voting control over these securities.

(76)	Richard T Tuckey Inc. is a corporation. Richard Tuckey has sole investment and voting control over these securities.

(77)	Moyen Holdings Ltd is a corporation. Archie Campbell has sole investment and voting control over these securities.

(78)	Raas Resources Fund Ltd. is a corporation. Riaz Shariff has sole investment and voting control over these securities.

(79)	Sun Valley Gold Master Fund Ltd. is a corporation. Peter Palmedo has sole investment and voting control over these securities.

(80)	Compass SAV LLC is a limited liability company. Peter Palmedo has sole investment and voting control over these securities.

(81)	Compass Offshore SAV PCC Limited is a corporation. Peter Palmedo has sole investment and voting control over these securities.

(82)
Sprott Global Resource Investments Ltd. is a limited partnership.  Rule Investments Inc, as general partner has sole investment and voting control over these securities.  The authorized officers of Rule Investments Inc that have investment and voting control over these securities are  Paul Meehl,, Gretchen Carter and Laura Acevedo.  The securities represent 154,167 common shares issuable upon the exercise of the 2012 Compensation Warrants.  Sprott Global Resource Investments Ltd. is a FINRA registered broker-dealer, and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2012 Compensation Warrants.

(83)
Haywood Securities Inc. is a Canadian corporation. James Chan has sole investment and voting control over these securities.  The securities represent 4,167 common shares issuable upon the exercise of the 2012 Compensation Warrants.  Haywood Securities Inc. is an affiliate of Haywood (USA) Securities Inc. a FINRA registered broker-dealer.

(84)
Trimark Trading is a corporation.  Ibrahim Abdulla has sole investment and voting control over these securities.  The securities represent 8,333 common shares issuable upon the exercise of the 2012 Compensation Warrants.

(85)
NBCN Inc. ITF Wellington West Capital Markets Inc. is a corporation.  Chris Dale has sole investment and voting control over these securities.  These securities represent 10,870 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Wellington West Capital Markets Inc. is an affiliate of Wellington West Capital Markets (USA) Inc..

(86)
RBC Dexia Inv. Services is a trust company.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  These securities represent 2,020 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants

(87)
RBC Dexia Inv. Services is a trust company.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  These securities represent 1,115 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants

(88)
Bansco & Co is a trust company.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  These securities represent 330 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(89)
Bansco & Co is a trust company.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  These securities represent 165 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(90)
Global Resource Investment Ltd. is a limited partnership.  Rule Investments Inc, as general partner has sole investment and voting control over these securities.  The authorized officers of Rule Investments Inc that have investment and voting control over these securities are  Paul Meehl, Gretchen Carter and Laura Acevedo.  The securities represent 478,261 shares of common stock received upon the exercise of the 2010 Compensation Warrants.   Global Resource Investments Ltd. is a FINRA registered broker-dealer, and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(91)
Pension Financial Services Canada Inc. is a Canadian corporation..  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  The securities represent 115,217 shares of common stock received upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(92)
Scotia Capital Inc. is a corporation.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  The securities represent 7,425 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(93)
Scotia Capital Inc. is a corporation.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  The securities represent 7,552 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(94)
Scotia Capital Inc. is a corporation.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  The securities represent 4,765 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

(95)
Scotia Capital Inc. is a corporation.  Sprott Asset Management LP has sole investment and voting control over these securities. The authorized officer of Sprott Asset Management LP that has investment and voting control over these securities is Kirstin McTaggart, Chief Compliance Officer.  The securities represent 2,715 common shares issuable upon the exercise of the 2010 Compensation Warrants.  Sprott Asset Management LP is a FINRA registered broker-dealer and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to its offering under this registration statement of the common shares issuable upon exercise of the 2010 Compensation Warrants.

Transactions with the Selling Securityholders

593,478 common shares and 36,957 common shares issuable upon the exercise of the 2010 Compensation Warrants registered for resale by the Selling Securityholders under this prospectus were issued in connection with the 2010 Private Placement of 14,666,739 special warrants.  In connection with the 2010 Private Placement, we issued a total of 630,435 of the 2010 Compensation Warrants to certain Selling Securityholders as compensation for services rendered to us in connection with the 2010 private placement.  Each 2010 Compensation Warrant entitles the Selling Securityholder thereof to purchase one common share at a price of $2.30 per common share until October 22, 2012. 593,478 common shares covered registered for resale by the Selling Securityholders under this prospectus represent shares issued to certain Selling Securityholders in connection with their exercise of the 2010 Compensation Warrants.

5,000,000 common shares and 2,499,999 common shares issuable upon the exercise of the Warrants registered for resale by the Selling Securityholders under this prospectus were issued pursuant to the 2012 Private Placement of 5,000,000 units that closed on July 27, 2012.  The units were issued to the Selling Securityholders at a purchase price of $3.00 per unit for aggregate gross proceeds to us of $15,000,000.  Each full Warrant is exercisable until July 27, 2014, to purchase one common share issuable upon the exercise of the Warrant at a purchase price of $3.60 per common share.

In connection with the 2012 Private Placement we issued a total of 166,667 2012 Compensation Warrants to the finders that provided services to us in connection with the 2012 Private Placement. Each 2012 Compensation Warrant is exercisable until July 27, 2014 and entitles the Selling Securityholder thereof to acquire one common share at a price of $3.18 per common share.

The common shares, the Warrants, the 2012 Compensation Warrants, and the 2010 Compensation Warrants were each issued to qualified accredited investors pursuant to exemptions from the registration requirements of the Securities Act provided by Regulation S and Regulation D thereunder based on the representations of such investors to us.

PLAN OF DISTRIBUTION

General

We are required to keep the registration statement of which this prospectus forms a part effective until: (i) the date that is eighteen months after July 27, 2012 or,  (ii) the date on which all the Warrants have been exercised, and all the common shares issuable upon the exercise of the Warrants that were issued to the original purchasers of the Warrants upon exercise of such Warrants have been resold, either pursuant to the registration statement or otherwise pursuant to Rule 144 under the Securities Act of 1933 or are no longer held by such original purchaser, provided we will in no way be liable or responsible to the purchaser if notwithstanding such efforts such effectiveness does not occur within the foregoing time period or at all.

Distribution by Selling Securityholders

This prospectus relates to the resale from time to time by the Selling Securityholders named herein of up to: (1) 5,593,478 shares of common stock; (2) 2,499,999 common shares issuable upon the exercise of the Warrants; (3)

166,667 shares of common stock issuable upon the exercise of the 2012 Compensation Warrants; and (4) 36,957 common shares issuable upon the exercise of the 2010 Compensation Warrants.

We are registering the securities covered by this prospectus on behalf of the Selling Securityholders.  Sales of securities may be effected by the Selling Securityholders from time to time in one or more transactions, which may include sales in open market or block transactions on the NYSE MKT or such other national securities exchange or automated interdealer quotation system on which securities may be listed or quoted, sales in the over-the-counter market, in transactions other than on the NYSE MKT or any other organized market or quotation system where the securities may be traded or the over-the-counter market, privately negotiated transactions, through put or call options transactions relating to the securities, through short sales of securities, through hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The securities may also be transferred pursuant to a gift or pledge.  Such transactions may or may not involve brokers or dealers.  None of the Selling Securityholders has advised us that it has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling Securityholders.

Selling Securityholders may be deemed to be “underwriters”

Sprott Global Resource Investments Ltd., Global Resource Investments Ltd. and Sprott Asset Management LP, which are Selling Securityholders under this prospectus, are FINRA registered broker-dealers, and are also underwriters within the meaning of section 2(a)(11) of the Securities Act in connection with the resale of the common shares acquired by them in under the 2012 Compensation Warrants and the 2010 Compensation Warrants.  As a result they may have civil liability under Sections 11 and 12 of the Securities Act of 1933 for any omissions or misstatements in this prospectus and the registration statement of which it is a part.

The Selling Securityholders and any broker-dealers that act in connection with the sale of common shares or the common shares issuable upon the exercise of the warrants might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because the Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the Selling Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act of 1934 may apply to their sales in the market.

In the event that the registration statement is no longer effective, the Selling Securityholders may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule, including the minimum six-month holding period.

Upon being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Securities Act of 1933, disclosing:

●	the name of each Selling Securityholder(s) and of the participating broker-dealer(s);

●	the number of shares involved;

●	the price at which the shares were sold;

●	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

●	that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

●	other facts material to the transaction.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”) to the holding and disposition of our common shares (“Common Shares”) acquired from Selling Securityholders.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention,

(i)	is resident solely in the United States and is entitled to the benefits of the Convention,

(ii)	acquired the holder’s Common Shares solely from Selling Secuityholders,

(iii)	holds all Common Shares solely as capital property,

(iv)	deals at arm's length with and is not affiliated with us,

(v)	does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, and

(vi)	hold any Common Shares which constitute "taxable Canadian property" as defined in the Canadian Tax Act

(each such holder, a "U.S. Resident").

Certain entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not qualify as residents of the United States for the purposes of the Convention.

Generally, a U.S. Resident will be considered to hold a Common Share as capital property provided that the U.S. Resident acquired the Common Share as a long-term investment, is not a trader or dealer in securities, did not acquire, hold or dispose of the Common Share in one or more transactions considered to be an adventure or concern in the nature of trade, and does not hold the Common Share as inventory in the course of carrying on a business. Special rules, which are not discussed below, may apply to a U.S. Resident who is an insurer that carries on business in Canada and elsewhere.

Generally, a holder’s Common Share will not constitute "taxable Canadian property" at a particular time if all of the following conditions are satisfied

(i)	the Common Shares are listed on a “designated stock exchange” as defined in the Canadian Tax Act, which currently includes the Toronto Stock Exchange, at the particular time;

(ii)
neither the holder nor any one or more persons with whom the holder does not deal at arm’s length owned, either alone or in any combination, 25% or more of the issued shares of any class of our capital stock at any time in the 60 months preceding the particular time; and

(iii)
the Common Share did not directly or indirectly derive more than 50% of its fair market value from, or from any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), "timber resource properties" (as so defined), or options or interests in any of the preceding types of property, at any time in the 60 months preceding the particular time.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof (the "Tax Proposals"), and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax considerations.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any U.S. Resident. U.S. Residents are urged to consult their own tax advisors for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Disposition of Common Shares

A U.S. Resident who disposes or is deemed to dispose of a Common Share should not thereby incur any liability for Canadian federal income tax in respect of any capital gain thereby arising.

Taxation of Dividends on Common Shares

A U.S. Resident on whose Common Shares we pay or credit, or are deemed to pay or credit, a dividend generally will be subject to Canadian withholding tax at the rate of 15% or, if the U.S. Resident is a company that beneficially owns at least 10% of our voting stock , 5% of the gross amount of the dividend. We will be required to withhold the requisite amount of tax from the dividend and remit it to the CRA for the U.S. Resident’s account.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares, the acquisition, ownership and the disposition of common shares issuable upon the exercise of the warrants, the acquisition, ownership and disposition of common shares issuable upon the exercise of the 2012 Compensation Warrants and the acquisition, ownership and the disposition of common shares issuable upon the exercise of the 2010 Compensation Warrants received.  This summary does not discuss any tax consequences applicable to the Selling Securityholders.  Each Selling Securityholder should consult its own tax advisor regarding the tax consequences of the resale of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of common shares, the common shares issuable upon the exercise of the warrants, the common shares issuable upon the exercise of the 2012 Compensation Warrants and the common shares issuable upon the exercise of the 2010 Compensation Warrants.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, the common shares issuable upon the exercise of the 2012 Compensation Warrants or the common shares issuable upon the exercise of the 2010 Compensation Warrants.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants  in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of 2010 Compensation Warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares .  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants in connection with carrying on a business in Canada; (d) persons whose common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012

Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or the common shares issuable upon the exercise of the 2010 Compensation Warrants.

If an entity or arrangement that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners).  Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain different and potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants.  In addition, in any year in which we are classified as a PFIC, such holder may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.  U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file a IRS Form 8621.

Our PFIC Status

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income for such tax year is passive income (the “income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, we are a PFIC, U.S. Holders will be deemed to own their proportionate share of the stock of any subsidiary of us which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on their proportionate share of (a) a distribution on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

We believe that we were classified as a PFIC during the tax year ended December 31, 2011, and based on current business plans and financial expectations, we believe there is a significant likelihood that we will be a PFIC for the current tax year.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or a Subsidiary PFIC) concerning our PFIC status.  Each U.S. Holder should consult its own tax advisor regarding our PFIC status and  the PFIC of each of our subsidiaries.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of the common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants will depend on whether such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants and (b) any excess distribution received on the common shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants, and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares or warrants.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares or warrants were sold on the last day of the last tax year for which the we were a PFIC.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  Under rules described below, the holding period for the common shares issuable upon the exercise of the warrants will begin on the date a U.S. Holder acquires the warrants.  This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the common shares received upon exercise of the warrants.  Thus, a U.S. Holder will have to account for the common shares issuable upon the exercise of the warrants under the PFIC rules and the applicable elections differently than the other common shares.  See discussion below under “QEF Election” and under “Market-to-Market Election”.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain , which will be taxed as long-term capital gain to such U.S. Holder, and (b) our the ordinary earnings , which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the us.  However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which we were a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC.  Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualified as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock.  In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to common shares received upon exercise of the warrants, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s common shares received upon exercise of the warrants.  However, a U.S. Holder of common shares received upon exercise of the warrants should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such shares were sold for fair market value on the date such US Holder acquired them.  Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the common sharesand the common shares received upon exercise of the warrants.

U.S. Holders should be aware that there can be no assurances that we will satisfy the record keeping requirements that apply to a QEF, or that the we will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the we are a PFIC and a U.S. Holder wishes to make a QEF Election.  Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock.  The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

Any Mark-to-Market Election made by a U.S. Holder for the common shares will also apply to such U.S. Holder’s common shares issuable upon the exercise of the warrants.  As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to the common shares, any common shares received upon exercise of the warrants will automatically be marked-to-market in the year of exercise.  Because a U.S. Holder’s holding period for common shares received upon exercise of the warrants includes the period during which such U.S. Holder held the warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to such shares after the beginning of such U.S. Holder’s holding period for such shares unless such shares are acquired in the same tax year as the year in which the U.S. Holder acquired its other common shares.  Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which common shares issuable upon the exercise of the warrants are received.  However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such common shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares and warrants.

Ownership and Disposition of common shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”  In the following discussion, the term “common shares” also includes common shares issuable upon the exercise of the warrants.

Distributions on common shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated our “earnings and profits” , as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates.  To the extent that a distribution exceeds our current and accumulated “earnings and profits” , such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares.  (See “ Sale or Other Taxable Disposition of common shares” below).  However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to the common shares will constitute ordinary dividend income.  Dividends received on common shares generally will not be eligible for the “dividends received deduction”.  In addition, we do not anticipate that our distributions will be eligible for the preferential tax rates applicable to long-term capital gains.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of common shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business).  U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of common shares.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants and common shares issuable upon the exercise of the 2010 Compensation Warrants are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares, common shares issuable upon the exercise of the warrants, common shares issuable upon the exercise of the 2012 Compensation Warrants or common shares issuable upon the exercise of the 2010 Compensation Warrants will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S.  Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver and Toronto, Canada.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Macdonald and Company.  As of the date of this prospectus, the partners and associates of Macdonald and Company, as a group, beneficially own, directly or indirectly less than 1% of our outstanding common shares.

EXPERTS

Information relating to our mineral properties in this prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., Resource Development Inc., Terry Braun, John W. Rozelle (now our Senior Vice President), Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra, and this information has been included in reliance on such companies and persons' expertise. Each of Terry Braun, John W. Rozelle, Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra is a qualified person as such term is defined in National Instrument 43-101 — Standards of Disclosure for Mineral Projects.

None of SRK Consulting (US), Inc., Golder Associates Inc., Gustavson Associates, LLC, Tetra Tech MM, Inc., Pincock, Allen & Holt, Mine Development Associates Inc., Resource Development Inc., Terry Braun, John W. Rozelle, Steven Ristorcelli, Thomas L. Dyer, Neil B. Prenn, David Kidd, Leonel Lopez, Rex Clair Bryan and Deepak Malhotra, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to ourmineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Canada,  independent accountants , given on the authority of said firm as experts in auditing and accounting.

Deloitte & Touche LLP, the auditors of Midas Gold, report that they are independent of Midas Gold in accordance with the Rules of Professional conduct of the Institute of Chartered Accountants of British Columbia.  The Consolidated financial statements of Midas Gold as of December 31, 2011 and for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP and are incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

VISTA GOLD CORP.

8,297,101 COMMON SHARES

   , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

		Amount
Securities and Exchange Commission Registration Fee	$
Legal Fees and Expenses		60,000
Accounting Fees and Expenses		10,000
Printing and Engraving Expenses		500
Miscellaneous Expenses		5,000
Total		$75,500

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7.1 of our By-law No. 1 provides that no director will be liable for acts, receipts, neglects or defaults of any other director or any officer or employee, or for any loss, damage or expense sustained by us through: defects in title to any property acquired by us or on our behalf; or for losses or damages sustained by us in connection with investment of our funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default. This Section also provides that our directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.2 of our By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by it, we will indemnify our directors and officers, including former directors and officers, or persons acting or having acted at the request of us as a director or officer of a corporation of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on our behalf or any such other corporation), and heirs and legal representatives of such persons, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of us or any such other corporation, if:

(a)	he or she acted honestly and in good faith with a view to our best interests; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful.

Section 7.3 of our By-law No. 1 provides that, subject to limitations contained in the Act, we may purchase and maintain insurance for our directors and officers as determined by the Board of directors. As discussed below, we maintain such insurance.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful..

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Person seeking indemnity:

(a)	was substantially successful on the merits in his defense of the action or proceeding;
(b)	fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and
(c)	is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)
in his or her capacity as a director or officer of the corporation, except when the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)
in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

We indemnify our directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements we have entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that we will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that our obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, us or any entity related to either.

ITEM 16- EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts and other material exhibits as of the date of this registration statement:

Exhibit Number	Description

3.01	Articles of Continuation filed as Exhibit 2.01 to the Form 20-F for the period ended December 31, 1997 and incorporated herein by reference (File No. 1-9025)
3.02
By-Law No. 1 of Vista Gold filed as Schedule B to the Management Information and Proxy Circular as filed on Form 6-K as filed with the SEC on April 9, 1998 and incorporated herein by reference (File No. 1-9025)

3.03	Amended By-Law No. 1 of Vista Gold filed as Schedule D to the Management Information and Proxy Circular as filed with the SEC on April 7, 1999 and incorporated herein by reference (File No. 1-9025)
3.04	Articles of Arrangement of Vista Gold Corp., dated May 10, 2007 filed as Exhibit 3 to ourCurrent Report on Form 8-K, dated May 10, 2007 and incorporated herein by reference (File No. 1-9025)
4.01
Note Indenture, dated March 4, 2008, among Vista Gold Corp., Minera Paredones Amarillos S.A. de C.V., as guarantor, HSBC Bank USA, N.A., as trustee and HSBC México, S.A. De C.V., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, as collateral agent filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 3, 2008 and incorporated herein by reference (File No. 1-9025)

Exhibit Number	Description

4.02
Special Warrant Indenture, dated October 22, 2010, between Vista Gold Corp. and Computershare Trust Company of Canada, as Trustee filed as Exhibit 4.1 to our Current Report on Form 8-K, dated December 17, 2010 and incorporated herein by reference (File No. 1-9025)

4.03
Warrant Indenture, dated October 22, 2010, between Vista Gold Corp. and Computershare Trust Company of Canada, as Trustee filed as Exhibit 4.2 to our Current Report on Form 8-K, dated December 17, 2010 and incorporated herein by reference (File No. 1-9025)

4.04
 Warrant Indenture dated July 27, 2012 between the Company and Computershare Trust Company of
 Canada, as Trustee, filed as Exhibit 4.1 to our Current Report on Form 8-K/A dated August 22, 2002 and incorporated herein by reference (File No. 1-9025)

5.1	Opinion of Macdonald & Company
23.1	Consent of PricewaterhouseCoopers LLP, independent auditors
23.2	Consent of SRK Consulting (U.S.), Inc.
23.3	Consent of Golder Associates, Inc.
23.4	Consent of Gustavson Associates, LLC
23.5	Consent of Mine Development Associates Inc
23.6	Consent of Tetra Tech MM, Inc.
23.7	Consent of Pincock, Allen & Holt
23.8	Consent of Thomas Dyer
23.9	Consent of Steven Ristorcelli
23.10	Consent of Resource Development Inc.
23.11	Consent of Macdonald & Company (included in Exhibit 5.1)

23.12	Consent of Deepak Malhotra
23.13	Consent of Rex Bryan
23.14	Consent of Leonel Lopez
23.15	Consent of David Kidd
23.16	Consent of Neil Prenn
23.17	Consent of John Rozelle
23.18	Consent of Terry Braun
23.19	Consent of Deloitte & Touche LLP

Exhibit Number	Description

24.1	Powers of Attorney (filed with signature page hereto)

TEM 17 – UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

(5)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.  The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

VISTA GOLD CORP. (Registrant)
Dated: September 28, 2012	By: /s/ Frederick H. Earnest
Frederick H. Earnest,
Chief Executive Officer (Principal Executive Officer)
Dated: September 28, 2012	By: /s/ John F. Engele
John F. Engele
Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of Frederick H. Earnest and John F. Engele his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Signature	Capacity	Date
/s/ Michael B. Richings _____________________________________ Michael B. Richings	Director	September 28, 2012
/s/ John M. Clark _____________________________________ John M. Clark	Director	September 28, 2012
/s/ C. Thomas Orgyzlo _____________________________________ C. Thomas Ogryzlo	Director	September 28, 2012
/s/ Tracy Stevenson _____________________________________ Tracy Stevenson	Director	September 28, 2012
/s/ W. Durand Eppler _____________________________________ W. Durand Eppler	Director	September 28, 2012
/s/ Frederick H. Earnest _____________________________________ Frederick H. Earnest	Director, Chief Executive Officer (Principal Executive Officer) and Authorized Representative in the United States	September 28, 2012

/s/ Nicole S. Adshead-Bell _____________________________________ Nicole S. Adshead-Bell	Director	September 28, 2012
/s/ John F. Engele _____________________________________ John F. Engele	Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2012